UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Jos. A. Bank Clothiers, Inc.

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JOS. A. BANK CLOTHIERS, INC.
500 Hanover Pike
Hampstead, Maryland 21074

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Jos. A. Bank Clothiers, Inc., which will be held at the Company’s corporate offices, 500 Hanover Pike, Hampstead, Maryland, 21074 commencing at 10:00 a.m., local time, on Friday, June 17, 2011.

The following pages contain the formal notice of the Annual Meeting and the related Proxy Statement. The Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011 is enclosed as a separate document with these materials.

The matters to be considered and voted on at the Annual Meeting are set forth in the Proxy Statement. You are encouraged to carefully review the Proxy Statement and attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible by promptly signing, dating and returning the enclosed proxy or voting instruction card in the accompanying reply envelope. If you attend the Annual Meeting and wish to change your vote, you may be able to do so by voting in person at the Annual Meeting.

I look forward to meeting you on June 17th and discussing with you the business of your company.

Sincerely,

R. Neal Black,
President and Chief Executive Officer

May 13, 2011

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 17, 2011

Time and Date	10:00 a.m., local time, on June 17, 2011

Place	Our corporate offices, 500 Hanover Pike, Hampstead, Maryland 21074

Items of Business	(1) To elect two directors for terms expiring at our 2014 Annual Meeting of Stockholders;

(2) To ratify the appointment of Deloitte & Touche LLP, our registered public accounting firm, for the fiscal year ending January 28, 2012;

(3) To hold an advisory vote on the compensation of our named executive officers (“Say on Pay”);

(4) To hold an advisory vote to determine the frequency of future advisory votes on the compensation of our named executive officers (“Say When on Pay”); and

(5) To consider such other business as may properly come before the Annual Meeting.

Adjournments and Postponements	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date	The Record Date for the Annual Meeting is April 29, 2011. You are entitled to vote only if you were a Jos. A. Bank stockholder as of the close of business on the Record Date.

Meeting Admission	You are entitled to attend the Annual Meeting only if you were a Jos. A. Bank stockholder as of the close of business on the Record Date or hold a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance, in addition to the documentation described below, if applicable.

If you hold your shares through a broker, trustee or other nominee, your name is not registered directly with our stock transfer agent. In such case, you are known as a beneficial owner that holds shares in street name, rather than a stockholder of record. If you are not a stockholder of record, you should be prepared to provide proof of stock ownership as of the Record Date, such as your most recent account statement, a copy of the voting instruction card provided by your broker, trustee or other nominee, or other similar evidence of ownership.

Voting	Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible, but in no event later than 11:59 p.m. (Eastern Time) on June 16, 2011, at which time proxy voting will close. You may submit your proxy or voting instructions for the Annual Meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided. For specific instructions on how to vote your shares, please refer to the “Questions and Answers” section beginning on page 1 of the Proxy Statement and to the instructions on the proxy or voting instruction card.

By order of the Board of Directors,

Charles D. Frazer, Secretary

May 13, 2011

Important Notice Regarding the Availability of Proxy Materials for the 2011
Annual Meeting of Stockholders to Be Held on June 17, 2011.

The Proxy Statement and Annual Report on Form 10-K
are available at https://materials.proxyvote.com/480838.

JOS. A. BANK CLOTHIERS, INC.
PROXY STATEMENT TABLE OF CONTENTS

JOS. A. BANK CLOTHIERS, INC.

PROXY STATEMENT FOR THE
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 17, 2011

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	The Board of Directors (the “Board”) of Jos. A. Bank Clothiers, Inc., a Delaware corporation (“Jos. A. Bank,” the “Company,” “our” or “we”), is providing these proxy materials to you in connection with the Board’s solicitation of proxies for our 2011 Annual Meeting of Stockholders (the “Annual Meeting”), which will take place on June 17, 2011. As a stockholder of record, you are invited to attend the Annual Meeting and are entitled and requested to vote on the items of business described in this Proxy Statement. This Proxy Statement and accompanying proxy card (or voting instruction card) are being mailed on or about May 13, 2011 to all stockholders entitled to vote at the Annual Meeting.

Q:	What information is contained in this Proxy Statement?

A:	This Proxy Statement contains information regarding our corporate governance practices, our board of directors, our named executive officers, the compensation of our named executive offices, the proposals to be voted on at the Annual Meeting and certain other required information.

Q:	How may I obtain Jos. A. Bank’s Annual Report on Form 10-K for the year ended January 29, 2011?

A:	We have enclosed with this Proxy Statement a copy of our Annual Report on Form 10-K for the fiscal year ended January 29, 2011 (“Fiscal 2010”). Our Annual Report on Form 10-K can also be accessed through our website at www.josbank.com (click “Company Information,” “Investor Relations” and “SEC Filings”). We filed our Annual Report on Form 10-K with the Securities and Exchange Commission (the “SEC”) on March 30, 2011.

Q:	Can I view these proxy materials over the Internet?

A:	Yes. The Notice of Meeting, this Proxy Statement and accompanying proxy card and our Annual Report on Form 10-K are available at https://materials.proxyvote.com/480838.

Q:	What items of business will be voted on at the Annual Meeting?

A:	The items of business scheduled to be voted on at the Annual Meeting are:

• The election of two directors for terms expiring at our 2014 Annual Meeting of Stockholders;

• The ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our registered public accounting firm for the fiscal year ending January 28, 2012 (“Fiscal 2011”);

• The holding of an advisory vote on the compensation of our named executive officers (“Say on Pay”); and

• The holding of an advisory vote to determine the frequency of future advisory votes on the compensation of our named executive officers (“Say When on Pay”).

We will also consider other business that properly comes before the Annual Meeting.

Q:	How does the Board recommend that I vote?

A:	Our Board recommends that you vote your shares “FOR” the nominees to the Board; “FOR” the ratification of the appointment of Deloitte as our registered public accounting firm for Fiscal 2011; “FOR” the approval of the compensation of our named executive officers (“Say on Pay”); and “1 YEAR” for the frequency of future executive compensation votes (“Say When on Pay”).

Q:	What shares may I vote?

A:	Each share of our common stock issued and outstanding as of the close of business on April 29, 2011 (the “Record Date”) is entitled to one vote on each of the matters to be voted upon at the Annual Meeting.

You may vote all shares owned by you as of the Record Date, including (a) shares held directly in your name as the stockholder of record and (b) shares held for you as the beneficial owner through a broker, trustee or other nominee (collectively, a “Broker”).

We had 27,626,304 shares of common stock issued and outstanding on the Record Date.

Q:	What is the difference between being a stockholder of record and being the beneficial owner of shares held in street name?

A:	A stockholder of record owns shares which are registered in his or her own name. A beneficial owner owns shares which are registered in street name through a third party, such as a Broker. Most of our stockholders own their shares beneficially in street name through Brokers rather than directly in their own names. As summarized below, there are some distinctions between stockholders of record and beneficial owners.

Stockholder of Record

You are the stockholder of record of any of your shares registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company. With respect to such shares, these proxy materials are being sent to you by Jos. A. Bank. As the stockholder of record, you have the right to grant your voting proxy directly to our designees, R. Neal Black (our President and Chief Executive Officer) and Charles D. Frazer (our General Counsel and corporate Secretary), or to any other person you wish to designate, or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to grant your voting proxy to Messrs. Black and Frazer.

Shares Beneficially Held in Street Name

You are the beneficial owner of any of your shares registered in street name. With respect to such shares registered through a Broker, these proxy materials, together with a voting instruction card, are being forwarded to you by your Broker. As the beneficial owner, you have the right to direct your Broker how to vote. You may use the voting instruction card provided by your Broker for this purpose. Even if you have directed your Broker how to vote, you may also attend the Annual Meeting. However, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” or other evidence from your Broker giving you the right to vote the shares at the Annual Meeting.

Q:	Who is entitled to attend the Annual Meeting and what are the admission procedures?

A:	You are entitled to attend the Annual Meeting only if you were a Jos. A. Bank stockholder as of the close of business on the Record Date or if you hold a valid proxy for the Annual Meeting. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and for a period of ten days prior to the Annual Meeting during regular business hours at our principal executive offices, which are located at 500 Hanover Pike, Hampstead, Maryland 21074. To obtain directions to the Annual Meeting, please contact our Investor Relations Department at (410) 239-5900.

If you are a beneficial holder, you will need to provide proof of beneficial ownership as of the Record Date, such as a brokerage account statement showing that you owned Jos. A. Bank stock as of the Record

Date or the voting instruction card provided by your Broker. The Annual Meeting will begin promptly at 10:00 a.m., local time. You should be prepared to present photo identification for admittance. Check-in will begin one-half hour prior to the meeting. Please allow ample time for the admission procedures.

Q:	May I vote my shares in person at the Annual Meeting?

A:	If you are a stockholder of record, you may vote your shares in person at the Annual Meeting or through a proxy. If you decide to vote your shares in person, you do not need to present your share certificate(s) at the Annual Meeting; your name will be on the list of stockholders eligible to vote. If you hold your shares beneficially in street name, you may vote your shares in person at the Annual Meeting only if you obtain a legal proxy or other evidence from your Broker giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your Broker. For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your Broker.

Stockholders of record may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Stockholders who hold shares beneficially in street name may vote by completing, signing and dating the voting instruction cards provided and mailing them in the accompanying pre-addressed envelopes. The proxy card also includes directions as to how you may submit your vote through the Internet and by telephone. The voting instruction card may also include directions for alternative methods of submitting your vote. Except for shares voted in person at the Annual Meeting, voting will close at 11:59 p.m. (Eastern Time) on June 16, 2011. To be included in the vote count, your votes must be received prior to that time. We encourage you to vote early. If you choose to vote by mail, please allow sufficient time for your proxy or voting instruction card to reach our vote tabulator prior to the deadline.

Q:	Can I change my vote?

A:	Yes. You may change your vote at any time prior to the vote at the Annual Meeting. If you are a stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation prior to your shares being voted or by attending the Annual Meeting and voting in person. Any notice of revocation should be addressed to our Secretary, Charles D. Frazer, Esquire, 500 Hanover Pike, Hampstead, Maryland 21074. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your Broker or, if you have obtained a legal proxy or other evidence from your Broker giving you the right to vote your shares, by attending the Annual Meeting and voting in person. Without taking one of the actions described above, attendance at the Annual Meeting will not cause your previously granted proxy or voting instructions to be revoked.

Q:	Who can help answer my questions?

A:	If you have any questions about the Annual Meeting or how to vote or revoke your proxy or if you need additional copies of this Proxy Statement or voting materials, please contact our Investor Relations Department at (410) 239-5900.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Jos. A. Bank or to third parties, except: (a) as necessary to meet applicable legal requirements; (b) to allow for the tabulation of votes and certification of the vote; and (c) to facilitate a successful proxy solicitation.

Q:	What is the quorum required to conduct business at the Annual Meeting?

A:	In order to hold and transact business at the Annual Meeting, holders of a majority of outstanding shares of Jos. A. Bank common stock entitled to vote must be present in person or represented by proxy. If you hold shares beneficially in street name and do not provide your Broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur when a Broker returns a properly executed proxy but fails to vote on one or more matters because the Broker lacks the authority to do so. Broker non-votes will be counted toward a quorum, but will not be counted in determining whether the items of business to which they apply have been approved.

Q:	How are votes counted?

A:	In the election of the directors, you may vote “FOR” both of the nominees or you may “WITHHOLD AUTHORITY” with respect to either or both of the nominees.

For the ratification the appointment of Deloitte as our registered public accounting firm, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

For the advisory vote on the compensation of our named executive officers (“Say on Pay”), you may vote “FOR,” “AGAINST” or “ABSTAIN.”

For the advisory vote to determine the frequency of future advisory votes on the compensation of our named executive officers (“Say When on Pay”), you may vote “1 YEAR,” “2 YEARS,” “3 YEARS” or you may “ABSTAIN” from voting.

Abstentions will be counted toward a quorum, but will not be counted in determining whether the items of business to which they apply have been approved.

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (in the case of this Annual Meeting: “FOR” our nominees to the Board; “FOR” the ratification of the appointment of Deloitte as our registered public accounting firm; “FOR” the approval of the compensation of our named executive officers (“Say on Pay”); and “1 YEAR” for the frequency of future executive compensation votes (“Say When on Pay”)). With regard to any other matters that properly come before the Annual Meeting, your shares will be voted in the discretion of the proxy holders.

Q:	What is the voting requirement to approve each of the proposals to be voted on at the Annual Meeting?

A:	On and effective February 24, 2011, the Board amended and restated our bylaws to provide that nominees for directors in uncontested elections must be elected by majority vote. As of the Record Date, the number of nominees for election at the Annual Meeting is equal to the number of directors to be elected. Therefore, the election at the Annual Meeting will be uncontested and a nominee for director will be elected only if such nominee receives the affirmative vote of a majority of the total votes cast for and against such nominee at the Annual Meeting. A properly executed proxy withholding authority with respect to the election of a director nominee will not be voted with respect to that nominee, although it will be counted for purposes of determining whether there is a quorum.

In the proposal to ratify the selection of Deloitte as our registered public accounting firm for Fiscal 2011, the affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, and entitled to vote is required.

In the “Say on Pay” proposal, the choice (“For,” “Against” or “Abstain”) receiving the highest number of votes at the Annual Meeting, either in person or by proxy, will be deemed the advice of our shareholders.

In the “Say When on Pay” proposal, the frequency receiving the highest number of votes at the Annual Meeting, either in person or by proxy, will be deemed to be the advice of our shareholders.

Abstentions and broker non-votes will have no effect on the outcome of any of the four proposals presented at the Annual Meeting.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	As to matters which are set forth in this Proxy Statement, the persons named as proxy holders, R. Neal Black and Charles D. Frazer, will vote as instructed in your proxy or voting instruction card. We are not aware of any business to be acted upon at the Annual Meeting other than the four items of business described in this Proxy Statement. If you grant a proxy to Messrs. Black and Frazer, they will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason either of our director nominees is unavailable to stand for election, the proxy holders will vote your proxy for such other candidate(s) as may be nominated by our Nominating and Corporate Governance Committee.

Q:	Who will serve as inspector of elections?

A:	The inspector of elections will be a representative of Jos. A. Bank.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may not vote more shares than you own. However, you may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	How may I obtain a separate set of voting materials?

A:	Pursuant to an SEC approved procedure called “householding,” multiple stockholders who share the same address will receive a single proxy statement and annual report at that address unless they provide contrary instructions. Any such stockholder who wishes to receive a separate proxy statement and/or annual report now or in the future may write or call the Company at our Investor Relations Department, 500 Hanover Pike, Hampstead, Maryland 21074, telephone: (410) 239-5900. You may also request a separate copy of this year’s Proxy Statement and/or Annual Report on Form 10-K by visiting our website, www.josbank.com (click “Company Information,” “Investor Relations” and “Information Request”). The Company will promptly, upon written or oral request, deliver a separate copy of the Proxy Statement and/or Annual Report on Form 10-K to any stockholder at a shared address to which only a single copy was delivered. Similarly, stockholders sharing the same address who have received multiple copies of this Proxy Statement or our Annual Report on Form 10-K may contact the Company at the above address and phone number to request delivery of a single copy in the future. Stockholders who hold shares beneficially in street name may contact their Broker to request information about householding.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	Jos. A. Bank is making this solicitation and will pay the entire cost of preparing, printing, assembling, mailing and distributing these proxy materials and soliciting votes. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to stockholders. To assist with the solicitation of proxies or votes, the Company has retained Georgeson Inc. for an estimated fee of $12,500 plus out-of-pocket expenses. In addition, the solicitation of proxies or votes may be made by our directors, officers and employees. These individuals will not receive any additional compensation for any solicitation activities. Solicitations may be in person, by telephone or by any other means of communication.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We intend to announce preliminary voting results at the Annual Meeting and will disclose results on a Form 8-K that will be filed not more than four business days following the Annual Meeting.

Q:	What is the deadline for submitting proposals for inclusion in Jos. A. Bank’s proxy statement for the Company’s 2012 Annual Meeting of Stockholders?

A:	Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), stockholders may present proper proposals for inclusion in our Proxy Statement relating to, and for consideration at, the 2012 Annual Meeting of Stockholders by submitting their proposals to us in a timely manner. Such proposals will be so included if received at our principal executive offices not later than January 14, 2012 and if they otherwise comply with the requirements of Rule 14a-8.

Q:	What is the deadline to propose actions for consideration at the Company’s 2012 Annual Meeting of Stockholders or to nominate individuals to serve as directors?

A:	You may submit for consideration at the Company’s 2012 Annual Meeting proposals, including director nominations, that are not intended to be included in the Company’s proxy statement by complying with the procedures specified in our Amended and Restated Bylaws. In order for a stockholder proposal or director nomination to be considered at the Company’s 2012 Annual Meeting, such proposal or nomination must be delivered to or mailed and received at the Company’s principal executive offices no later than February 18, 2012. In the event that the date of the Annual Meeting is advanced by more than 60 days or delayed by more than 90 days from the anniversary of the previous Annual Meeting, notice by the stockholder to be timely must be received not earlier than the one hundred twentieth day prior to such Annual Meeting and not later than the close of business on the later of (a) the sixtieth day prior to such Annual Meeting or (b) the tenth day following the date on which notice of the date of the Annual Meeting was mailed or public disclosure thereof was made, whichever first occurs. Any stockholder considering submitting a director nomination or proposal for action at the Company’s 2012 Annual Meeting is directed to the Company’s Amended and Restated Bylaws, which contain additional requirements as to submission of nominations for directors or proposals for stockholder action. You may contact the Secretary of Jos. A. Bank at our principal executive offices for a copy of the relevant provisions of our Amended and Restated Bylaws regarding the requirements for making stockholder proposals and nominating director candidates.

OVERVIEW OF OUR CORPORATE GOVERNANCE PRACTICES

The Company has adopted a Statement of Corporate Governance Standards, which may be found on our website at www.josbank.com (click “Company Information,” “Investor Relations” and “Governance”). We believe that our corporate governance practices are appropriate and in the best interest of our Company and our stockholders. Some of the key aspects of our corporate governance practices are as follows:

ELECTION OF DIRECTORS

On and effective February 24, 2011, the Board amended and restated our bylaws to provide that in uncontested elections (i.e., elections at which the number of nominees is equal to the number of board seats being filled), nominees for directors must be elected by a majority vote. Conversely, in a contested election, nominees for directors may be elected by a plurality vote. In an uncontested election, a nominee for director will be elected only if such nominee receives the affirmative vote of a majority of the total votes cast for and against such nominee. The election of directors to be held at the 2011 Annual Meeting is an uncontested election. In connection with the bylaw amendments, the Board also amended the Company’s Statement of Corporate Governance Standards to provide that, if an incumbent director does not receive the votes required in the Company’s Amended and Restated Bylaws, the director must promptly tender his or her resignation for consideration by the Board. The Board may accept or reject such resignation. A current copy of the Company’s Statement of Corporate Governance Standards is available on our website at www.josbank.com (click “Company Information,” “Investor Relations” and “Governance”).

INDEPENDENCE OF DIRECTORS

Five out of seven of our current directors are “independent directors” as defined in the Nasdaq Stock Market Rules (the “Nasdaq Rules”). Our two non-independent directors, Robert N. Wildrick and R. Neal Black, bring special insight to the Board as a result of their service as the Company’s former and current, respectively, Chief Executive Officer.

COMMITTEE INDEPENDENCE

Each of the following committees of the Board is composed entirely of independent directors: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee.

BOARD LEADERSHIP STRUCTURE

We maintain a Board leadership structure that separates the positions of Chairman of the Board, Lead Independent Director and Chief Executive Officer. By having separate individuals serve in these three distinct capacities, we believe that we provide for additional oversight by the Board and enable our Chief Executive Officer to focus his time and attention on the Company’s operations. Our current Chairman of the Board, Robert N. Wildrick, has been a director since 1994 and served as our Chief Executive Officer from November 1999 through December 2008. Our current Lead Independent Director, Andrew A. Giordano, has been a director since 1994, served as our interim Chief Executive Officer from May 1999 to October 1999 and has served as Lead Independent Director since November 1999. In addition, Mr. Giordano is chairman of our Nominating and Corporate Governance Committee and a member of our Audit Committee. These experiences enhance Mr. Wildrick’s and Mr. Giordano’s ability (and therefore the Board’s ability) to oversee the Chief Executive Officer in his management of our Company. The Board as a whole engages in risk oversight as part of its functions. We believe that our Board leadership structure enables the Board to manage risk oversight effectively.

BOARD EVALUATIONS

Our Nominating and Corporate Governance Committee coordinates annual evaluations of our Board, its committees and individual members.

DIRECTOR AND EXECUTIVE OFFICER STOCK OWNERSHIP GUIDELINES

All of our directors and executive officers own shares of our common stock. We believe that the directors and executive officers of the Company should own and hold our common stock or other qualifying shares to further align their interests and actions with the interests of the Company’s stockholders. The Board has adopted stock ownership guidelines applicable to all of our directors, our Chief Executive Officer and our Executive Vice Presidents. Pursuant to the guidelines, each of our directors are required to accumulate and hold 7,500 qualified shares of equity in the Company; our Chief Executive Officer is required to accumulate and hold 75,000 qualified shares of equity in the Company; and each of our Executive Vice Presidents is required to accumulate and hold 15,000 qualified shares of equity in the Company. The guidelines further provide that each director is expected to be in compliance with the targeted share holdings by June 2013 and each executive officer is expected to be in compliance with the targeted share holdings by June 2015. The Board anticipates that the guidelines will be timely satisfied by each director and executive officer. The stock ownership guidelines may be found on our website at www.josbank.com (click “Company Information,” “Investor Relations” and “Governance”).

AUDIT

For at least each of the three fiscal years for which we provide audited financial statements in our Annual Report on Form 10-K for Fiscal 2010: (a) Deloitte, our independent registered public accounting firm, has expressed an unqualified opinion on the Company’s consolidated financial statements; (b) we have not restated any of our consolidated financial statements; (c) all of our financial disclosure filings have been timely; (d) no securities regulator has taken enforcement action against us; and (e) we have not had any material weaknesses in our internal controls.

INFORMATION REGARDING OUR BOARD OF DIRECTORS

The following table sets forth our current directors, their ages and the positions they hold:

Name	Age	Position

James H. Ferstl	68	Director
Andrew A. Giordano	78	Director, Chairman Emeritus, Lead Independent Director and Chairman of the Nominating and Corporate Governance Committee
William E. Herron	65	Director and Chairman of the Audit Committee
Henry Homes, III	63	Director
Sidney H. Ritman	78	Director and Chairman of the Compensation Committee
Robert N. Wildrick	66	Director and Chairman of the Board
R. Neal Black	56	Director, Chief Executive Officer and President

BOARD INDEPENDENCE

The Board has affirmatively determined that each of Messrs. Ferstl, Giordano, Herron, Homes and Ritman (individually, an “Independent Director” and collectively, the “Independent Directors”) is an “independent director” as defined in the Nasdaq Rules. In making this determination, the Board found that none of the Independent Directors has a disqualifying relationship that would prohibit him from being considered “independent” under the Nasdaq Rules and that none of the Independent Directors has any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has a standing Audit Committee, Compensation Committee, Executive Committee and Nominating and Corporate Governance Committee. The members and primary responsibilities of those committees are as follows:

Audit Committee

The Audit Committee, comprised of Messrs. Giordano, Herron (Chairman) and Ritman, assists the Board with the oversight of: (a) the integrity of our financial statements; (b) the qualifications and independence of our registered public accounting firm; (c) the performance of our registered public accounting firm; (d) the adequacy of our systems of internal accounting and financial controls; and (e) our compliance with ethics policies and legal and regulatory requirements. As required by applicable law, rules or regulations and otherwise to the extent it deems necessary or appropriate, the Audit Committee also reviews and approves all related party transactions and considers information regarding potential relationships between the Company and the directors, executive officers or their immediate family members.

The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our registered public accounting firm for the purpose of preparing or issuing an audit report or related work. Such responsibility includes the resolution of disagreements between management and our registered public accounting firm regarding financial reporting. There were no such disagreements in Fiscal 2010. Our registered public accounting firm reports directly to the Audit Committee. The Audit Committee has the authority, to the extent it deems necessary or appropriate to carry out its duties, to retain independent legal, accounting or other advisors. The Company covers all payments to these independent advisors. The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Board has determined that Mr. Herron is an “audit committee financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K. All members of the Audit Committee are independent directors as defined in the Nasdaq Rules and Rule 10A-3 of the Exchange Act.

The Audit Committee operates pursuant to a charter duly adopted by the Board. A current copy of the charter is available on our website at www.josbank.com (click “Company Information,” “Investor Relations” and “Governance”).

Compensation Committee

The Compensation Committee, comprised of Messrs. Herron, Homes and Ritman (Chairman), determines the compensation of the Chief Executive Officer and other executive officers of the Company in compliance with the Nasdaq Rules and may advise the Board, or take other action, on other matters of compensation. The Board has determined that all members of the Compensation Committee are independent directors as defined in the Nasdaq Rules. The Compensation Committee operates pursuant to a charter duly adopted by the Board. A current copy of the charter is available on our website at www.josbank.com (click “Company Information,” “Investor Relations” and “Governance”). The Compensation Committee may delegate any aspect of its responsibility and authority to subcommittees or individual Compensation Committee members.

Executive Committee

The Executive Committee, comprised of Messrs. Giordano, Ritman and Wildrick (Chairman), is authorized to exercise all of the powers and authority of the Board at times when the Board is not meeting; provided, however, that the Executive Committee is not permitted to exercise such powers as are reserved for the Board under Delaware law or otherwise restricted under the terms of the Executive Committee’s charter duly adopted by the Board. A current copy of the charter is available on our website at www.josbank.com (click “Company Information,” “Investor Relations” and “Governance”).

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, comprised of Messrs. Ferstl, Giordano (Chairman) and Ritman: (a) proposes the slate of candidates for election as directors at each Annual Meeting of Stockholders; (b) considers and reviews the qualifications of any individual nominated for election to the Board by stockholders; (c) in the event of any vacancies which may arise on the Board, identifies and recommends to the Board candidates who are qualified to serve on the Board; (d) recommends to the Board the assignment of directors to serve on committees of the Board; and (e) develops and recommends to the Board (and reviews from time to time) corporate governance principles for the Company as the Nominating and Corporate Governance Committee may deem necessary or advisable. If there should occur an uncontested election for directors at which a director-nominee is not elected by majority vote, the director-nominee shall tender his or her resignation to the Board. The Nominating and Corporate Governance Committee shall thereupon consider such resignation and shall recommend to the Board whether to accept or reject the resignation. The Board has determined that all members of the Nominating and Corporate Governance Committee are independent directors as defined in the Nasdaq Rules. The Nominating and Corporate Governance Committee operates pursuant to a charter duly adopted by the Board. A current copy of the charter is available on our website at www.josbank.com (click “Company Information,” “Investor Relations” and “Governance”).

DIRECTOR ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

During Fiscal 2010, the Board held four meetings; the Audit Committee held four meetings; the Compensation Committee held three meetings; the Executive Committee held two meetings; and the Nominating and Corporate Governance Committee held two meetings. During Fiscal 2010, each director attended or participated in 75% or more of (a) the meetings of the Board and (b) the meetings of all committees of the Board on which such director served.

DIRECTOR ATTENDANCE AT ANNUAL MEETING; STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS

It is the policy of the Board that all directors are expected to attend the Company’s annual meetings of stockholders. All of our directors were present at the 2010 Annual Meeting of Stockholders held on June 17, 2010. Our Chairman of the Board will be available to respond to appropriate questions and comments from stockholders immediately following the 2011 Annual Meeting. Stockholders may also communicate with the Board by sending a letter to Jos. A. Bank Clothiers, Inc. Board of Directors c/o General Counsel, 500 Hanover Pike, Hampstead, Maryland 21074. The General Counsel will receive the correspondence and forward it to the Chairman of the Board, the Chairman of the Audit Committee or to any individual director or directors to whom the communication is directed, as appropriate. Notwithstanding the above, the General Counsel has the authority to discard or disregard any communication which is unduly hostile, threatening, illegal or otherwise inappropriate or to take any other appropriate actions with respect to such communications.

CONSIDERATION OF DIRECTOR NOMINEES

Director Qualifications

The Board does not believe that it is in our best interests to establish rigid criteria for the selection of prospective director nominees. Rather, the Board recognizes that the challenges and needs we face will change over time and, accordingly, believes that the selection of prospective director nominees should be based on skill sets relevant to the issues we face or are likely to face at the time of nomination. At the same time, the Board strongly believes that we will benefit from a diversity of background and experience on the Board. The Board therefore seeks prospective director nominees who, in addition to general management experience and business knowledge, possess an expertise in one or more areas critical to the Company, such as: retail; finance; international business; investment banking; corporate governance; financial control systems; risk assessment; logistics; and investor relations.

In addition, there are certain general attributes that the Board believes all prospective director nominees must possess in order to be recommended by the Nominating and Corporate Governance Committee, including:

•	a commitment to ethics and integrity;

•	a commitment to personal and organizational accountability;

•	a history of achievement that reflects superior standards for themselves and others; and

•	an ability to take tough positions while, at the same time, being respectful of the opinions of others and working collaboratively.

In evaluating any prospective director, the Board and the Nominating and Corporate Governance Committee will also take into consideration whether such prospective director, if elected to the Board, would qualify as an independent director in accordance with the Nasdaq Rules.

Identifying and Evaluating Prospective Director Nominees

The Nominating and Corporate Governance Committee uses a variety of methods for identifying nominees for director. Prospective director nominees may come to our attention through current directors, professional search firms, professional associations, stockholders or other persons.

The Nominating and Corporate Governance Committee will evaluate all prospective director nominees, including those recommended by stockholders, in the same manner. Generally, prospective director nominees will be evaluated at special meetings of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will make an initial determination as to whether to conduct a full evaluation of the prospective director nominee based upon various factors, including, but not limited to: (a) the information submitted with the nomination; (b) the Nominating and Corporate Governance Committee’s own knowledge of the prospective director nominee; (c) the current size of the Board and any anticipated vacancies or needs; and (d) whether the prospective director nominee can satisfy any specific qualifications established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may then decide to do a comprehensive evaluation of a prospective director nominee, which may include an interview of the candidate.

Stockholder Nominees

The policy of the Nominating and Corporate Governance Committee is to consider prospective director nominations properly submitted by a stockholder. For a description of the process for nominating directors in accordance with our Amended and Restated Bylaws, see “What is the deadline to propose actions for consideration at the Company’s 2012 Annual Meeting of Stockholders or to nominate individuals to serve as directors?” in the “Questions and Answers” section of this Proxy Statement. No stockholder has submitted a nominee for consideration by the Nominating and Corporate Governance Committee in connection with the Annual Meeting.

NON-EMPLOYEE DIRECTOR COMPENSATION

Each of our directors other than Mr. Black (“Non-Employee Directors”) is entitled to compensation for board service as set by the Compensation Committee. As an officer of the Company, Mr. Black is not entitled to compensation for his services as a director. Management assists the Compensation Committee with the compensation setting process as needed.

Each Non-Employee Director receives an annual retainer of $40,000. Additional annual retainers are paid as follows: Chairman of the Board-$150,000; Lead Independent Director-$60,000; and the Chairmen of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee-$30,000. Each Non-Employee Director also receives attendance fees of $3,000 per Board meeting and $1,500 per meeting of the Audit, Compensation and Nominating and Corporate Governance committees. No fees are paid for meetings of the Executive Committee. One-half of the usual meeting attendance fee (i.e., $1,500 and $750, respectively) is paid to each Non-Employee Director for participation in each telephonic Board or Committee meeting. All directors are reimbursed for actual out-of-pocket expenses incurred by them in connection with attending meetings of the Board or of a Committee.

The Jos. A. Bank Clothiers, Inc. Equity Incentive Plan (the “Equity Incentive Plan”) provides for certain automatic awards to Non-Employee Directors. Unless the Compensation Committee determines in its discretion to make a lesser award or no award, (a) on June 1, 2011 and each June 1 thereafter (or the next business day thereafter if June 1 is not a business day), each person then serving as a Non-Employee Director shall receive an annual award of 2,250 restricted stock units and (b) any person who first becomes a Non-Employee Director after June 17, 2010, shall receive upon his or her election to the Board an inaugural award of 1,500 restricted stock units on such date. All such restricted stock units will vest approximately (but not less than) twelve months following the date of grant.

The table below provides information concerning compensation of the Non-Employee Directors for Fiscal 2010:

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash(1)	Awards(2)	Awards	Compensation	Earnings	Compensation(3)	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

James H. Ferstl	53,500	148,950	—	—	—	—	202,450
Andrew A. Giordano	148,750	148,950	—	—	—	—	297,700
William E. Herron	91,750	148,950	—	—	—	—	240,700
Henry Homes, III	56,500	148,950	—	—	—	—	205,450
Sidney H. Ritman	91,000	148,950	—	—	—	—	239,950
Robert N. Wildrick	202,000	148,950	—	—	—	835,046	1,185,996

(1)	Amounts reported in column (b) represent retainers and attendance fees as more fully detailed in the table below.

(2)	Amounts reported in column (c) represent the market value of restricted stock units issued to the directors, based on the closing price of the Company’s common stock on the date of grant.

(3)	The amount reported in column (g) represents fees paid to Mr. Wildrick during Fiscal 2010 pursuant to his consulting agreement with the Company, as more fully discussed below in the section of this Proxy Statement titled “Transactions with Related Persons,” and the cost of medical, dental, vision and medical expense reimbursement insurance provided to Mr. Wildrick during Fiscal 2010.

The table below provides detail regarding cash fees earned by or paid to Non-Employee Directors in Fiscal 2010:

		Lead
		Independent	Committee
	Annual	Director	Chair	Chairman	Attendance
	Retainer	Retainer	Retainer	Retainer	Fees	Total
Name	($)	($)	($)	($)	($)	($)

James H. Ferstl	40,000	—	—	—	13,500	53,500
Andrew A. Giordano	40,000	60,000	30,000	—	18,750	148,750
William E. Herron	40,000	—	30,000	—	21,750	91,750
Henry Homes, III	40,000	—	—	—	16,500	56,500
Sidney H. Ritman	40,000	—	30,000	—	21,000	91,000 (1)
Robert N. Wildrick	40,000	—	—	150,000	12,000	202,000

(1)	In Fiscal 2010, Mr. Ritman deferred receipt of $84,250 of cash compensation for Board service and was credited with 2,072 stock units in the Jos. A. Bank Clothiers, Inc. 2010 Deferred Compensation Plan (the “2010 Deferred Compensation Plan”). Each stock unit is a unit of value equivalent to the value of a share of our common stock.

INFORMATION REGARDING OUR NAMED EXECUTIVE OFFICERS

Generally, a named executive officer is a company’s chief executive officer, its chief financial officer and its three other most highly compensated executive officers. Our named executive officers are: R. Neal Black, our Chief Executive Officer; David E. Ullman, our Chief Financial Officer; and Robert B. Hensley, Gary M. Merry and James W. Thorne, our three other most highly compensated executive officers. Messrs. Hensley, Merry, Thorne and Ullman are sometimes referred to collectively in this Proxy Statement as our “Executive Vice Presidents.” The following table sets forth the name, age and position(s) of each of our five named executive officers:

Name	Age	Position

R. Neal Black	56	Director, President and Chief Executive Officer
Robert B. Hensley	58	Executive Vice President for Human Resources, Real Estate and Loss Prevention
Gary M. Merry	48	Executive Vice President for Store and Catalog Operations
James W. Thorne	50	Executive Vice President for Merchandising and Chief Merchandising Officer
David E. Ullman	53	Executive Vice President, Chief Financial Officer and Principal Financial and Accounting Officer

R. NEAL BLACK

R. Neal Black has served as one of our directors and as our Chief Executive Officer since December 2008. Mr. Black has been our President since April 2007. He joined the Company in January 2000 and served as Executive Vice President-Merchandising and Marketing from January 2000 to April 2007. In addition, Mr. Black was our Chief Merchandising Officer from January 2000 to December 2008. Mr. Black has spent his entire professional career in the retail industry, including: from 1998 to 2000, with McRae’s department stores, a division of Saks Incorporated, as Senior Vice President/General Merchandise Manager; from 1995 to 1998, with Venture Stores, Inc., a publicly traded family value retailer, ending as Senior Vice President of Product Development and General Merchandise Manager; from 1992 to 1995, with Gottschalks Department Stores, a regional department store headquartered in Fresno, California, ending as Vice President/General Merchandise Manager; from 1983 to 1992, with Design Linens, Inc., a privately-owned specialty retail chain headquartered in Portland, Oregon, ending as President; and from 1976 to 1983, with Meier & Frank, a division of May Department Stores, ending as a Buyer.

ROBERT B. HENSLEY

Robert B. Hensley has been our Executive Vice President for Human Resources, Real Estate and Loss Prevention since July 2007. Mr. Hensley was our Executive Vice President-Store Operations, Real Estate and Human Resources from April 2007 to July 2007 and our Executive Vice President-Stores and Operations from December 1999 to April 2007.

GARY M. MERRY

Gary M. Merry has been our Executive Vice President for Store and Catalog Operations since July 2007. Mr. Merry was our Senior Vice President for Operations from April 2007 to July 2007 and our Senior Vice President-Chief Information Officer from July 2001 to April 2007. Among his other duties, Mr. Merry was our Chief Information Officer from September 2000 to April 2008.

JAMES W. THORNE

James W. Thorne has been our Executive Vice President for Merchandising and Chief Merchandising Officer since February 2009. Mr. Thorne joined the Company in 1986 and has held a variety of increasingly important merchandising positions, including: Senior Vice President for Merchandising from September 2008 to January 2009; Senior Vice President for Planning and Allocation from June 2005 to September 2008; and Vice President/General Merchandise Manager for Tailored Clothing from February 2000 to June 2005.

DAVID E. ULLMAN

David E. Ullman has been our Executive Vice President-Chief Financial Officer since September 1995. Mr. Ullman is our Principal Financial and Accounting Officer.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis discusses the principles underlying the Company’s compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. This discussion focuses on the compensation of our named executive officers. This discussion and analysis provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers and is intended to place in perspective the data presented in the tables and narratives that follow.

Process of Determining Executive Compensation

Our Compensation Committee, comprised of Messrs. Herron, Homes and Ritman (Chairman), determines the compensation of our named executive officers and may advise the Board, or take other action, on other matters of compensation.

Management provides the Compensation Committee with material for review concerning the compensation of the named executive officers, including a history of salary and other compensation paid to each named executive officer. Our Chief Executive Officer presents to the Compensation Committee an annual review of executive and management compensation and recommendations for base salary increases and equity and non-equity incentive compensation (other than for himself). Our Chief Executive Officer is not present during the deliberation or determination by the Compensation Committee regarding his own compensation. Charles D. Frazer, our corporate Secretary, acts as Secretary to the Compensation Committee and is usually present during general, but not executive, sessions of the Compensation Committee. Mr. Frazer does not participate in the deliberations of the Compensation Committee. The Compensation Committee reviews the performance of each named executive officer against the established criteria for payment of incentive compensation for performance in the prior year and determines whether and in what amount incentive compensation should be paid. The Compensation Committee also considers compensation matters applicable to the current fiscal year and, when appropriate, authorizes employment contracts, contract extensions, base salary increases and equity and non-equity incentive compensation targets.

Objectives of the Compensation Program

Our Compensation Committee applies a consistent philosophy to compensation for our named executive officers. This philosophy is based on the premise that the Company’s achievements are the result of the coordinated efforts of all of our employees working toward common objectives. We strive to achieve those objectives through teamwork that is focused on meeting the expectations of our customers and stockholders. The primary objectives of the compensation program are to:

•	align compensation with our corporate strategies and business objectives and performance;

•	enable the Company to attract, retain and reward senior managers who contribute to the long-term success of the Company; and

•	promote the achievement of key financial performance measures by linking compensation to the achievement of measurable corporate performance goals.

We believe that this compensation program allows us to successfully attract and retain talented employees, enhance stockholder value and foster innovation.

To achieve these objectives, our Compensation Committee has established the following principles to guide the development of our compensation program and to provide a framework for all compensation decisions: (a) provide a total compensation package that will attract the best talent to the Company, motivate individuals to perform at their highest levels, reward outstanding performance and retain executives whose skills are critical for building long-term stockholder value and (b) establish performance-based incentives that are directly tied to the overall financial results of the Company.

Components of Our Executive Compensation Program

The primary elements of our executive compensation program are:

•	Base salary;

•	Non-equity performance-based incentive compensation (in the form of cash bonuses);

•	Equity performance-based incentive compensation (in the form of restricted stock units); and

•	Other employee benefits and non-cash perquisites.

In order to permit us to retain our named executive officers and to provide sufficient incentives for their highest possible level of performance, salaries and incentive compensation of such officers are reviewed at least annually and are usually adjusted after taking into account market conditions, individual responsibilities, experience, performance and other factors (including, where applicable, the terms of their employment agreements). Each named executive officer is employed by the Company pursuant to an employment agreement which sets forth, among other matters, the executive officer’s annualized cash base salary and non-equity incentive compensation opportunity (expressed as a percentage of base salary). Mr. Black’s agreement also sets forth his equity incentive compensation opportunity (expressed as a percentage of base salary).

These agreements with our named executive officers provide for certain potential payments upon termination for a variety of reasons, including, for Mr. Black only, following a change in control of the Company. We have provided more detailed information about these benefits, along with estimates of their values under certain circumstances, below under the caption “Potential Payments on Termination or Change in Control.” We believe these benefits help us compete for the services of talented individuals in a manner which is responsible and in the best interests of our Company and stockholders.

Substantially all of the incentive compensation paid or granted to our named executive officers is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Our compensation-setting process consists of establishing for each named executive officer a targeted overall compensation level intended to permit us to retain that officer and provide sufficient incentive for his highest possible level of performance. The targeted compensation level is then allocated between base salary; non-equity incentive compensation (in the form of cash bonuses); and equity incentive compensation (in the form of restricted stock units). Unless otherwise provided in the employment agreement for a particular named executive officer, neither the targeted compensation nor the allocation thereof is fixed by formula. Rather, they are determined based on many factors including internal pay equity, external market factors, reasonable employee expectations, pay history and performance.

Base Salary

We pay a base salary to attract talented executives and provide them with a secure base of cash compensation. The Compensation Committee typically reviews compensation for the named executive officers at a time proximate to the filing of our Annual Report on Form 10-K for the prior fiscal year. Annual increases are not assured. For example, no adjustments to base salary were made for Fiscal 2009. Base salary increases for the named executive officers for pay year 2010 were set on March 30, 2010, and made effective August 1, 2010, the date on which base salary increases went into effect for other employees of the Company. Generally, in deciding whether, and to what extent, to make an adjustment to the respective base salaries of the named executive officers (other than the Chief Executive Officer), an important factor considered by the Compensation Committee is the Chief Executive Officer’s evaluation of the individual performances of the other named executive officers. Generally, the Chief Executive Officer makes his recommendation based upon his evaluation of each other named executive officer’s individual contribution to the performance of the Company and such other factors as he may deem relevant.

The Compensation Committee’s approval of base salary increases for pay year 2011 for our named executive officers is contingent upon base salary increases going into effect generally for other employees of the Company. The Compensation Committee will set the date for commencement of regular pay increases, if any, for the named executive officers. Such increases are not expected to take effect, if at all, prior to August 2011. The annualized base salaries for the named executive officers for pay year 2011 are, or are anticipated to be, as follows:

		Fiscal 2011
	Current Fiscal	Annualized
	2011	Base Salary If
	Annualized	Increases Take
Named Executive	Base Salary	Effect
Officer	($)	($)

R. Neal Black	775,000	791,275
Robert B. Hensley	490,000	494,900
Gary M. Merry	400,000	465,000
James W. Thorne	375,000	440,000
David E. Ullman	465,000	469,650

Non-Equity Incentive Compensation

If approved by the Compensation Committee, non-equity incentive compensation to the named executive officers is generally paid under the Jos. A. Bank Clothiers, Inc. Executive Management Incentive Plan (the “Cash Incentive Plan”). The Cash Incentive Plan is intended to permit award payments that may qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, thereby preserving the Company’s ability to receive federal income tax deductions for those awards to the extent that they in fact comply with that Code section. For each of Fiscal 2010 and Fiscal 2011, the Compensation Committee established under the Cash Incentive Plan cash incentive programs designed to reward Company-wide performance through tying the payment of non-equity incentive compensation primarily to, among other things, the earning by the Company of certain net income goals. Such cash incentive programs are referred to herein respectively as the “2010 Cash Incentive Program” and the “2011 Cash Incentive Program” and collectively as the “Cash Incentive Programs.” For purposes of the Cash Incentive Programs, “net income” is the reported net income of the Company for the applicable fiscal year and is therefore determined after deduction for all incentive plan and other compensation expenses. All award payments under the 2010 Cash Incentive Program were paid in cash. If payable under the 2011 Cash Incentive Program, award payments are expected to be paid in cash.

The key performance goal under each of the Cash Incentive Programs is the Company earning net income within or above a specified range (the “Eligibility Range”) for the applicable fiscal year. If the Company’s net income is below the Eligibility Range for a particular Cash Incentive Program, an award payment cannot be authorized under that program. If the Company’s net income is within the Eligibility Range, the percentage of the award target which each named executive officer is eligible to earn increases as net income increases, up to 100% of his award target. If the Company’s net income is at or above the highest level of net income within the Eligibility Range, each named executive officer is eligible to earn his maximum award target. As net income is a key factor in determining a company’s overall financial success, the Compensation Committee believes that using an Eligibility Range based on net income is an appropriate basis for establishing incentive compensation goals.

The Company earning net income within or above the applicable Eligibility Range is the only performance goal under each of the Cash Incentive Programs for Mr. Black, our Chief Executive Officer. With

respect to Messrs. Hensley, Merry, Thorne and Ullman, our Executive Vice Presidents (who are the only other named executive officers), the following goals (the “Personal Goals”) may also be considered and utilized by the Compensation Committee in its exercise of negative discretion to reduce the amount of an award that would otherwise have been payable at any particular level of net income achieved by the Company: (a) the participant receiving an overall job performance rating of “Effective” or better (the equivalent of 3 out of 5); (b) the participant complying with the Company’s Code of Conduct, Associate Handbook and other rules, regulations and policies and not engaging in any dishonest acts or other acts that are or may be detrimental to customers, fellow associates or the Company; and (c) the participant achieving specific goals for departmental or individual performance. The Personal Goals, together with the Company earning net income within or above the Eligibility Range, are collectively referred to as the “Performance Goals.”

For the 2011 Cash Incentive Program, the Compensation Committee established for Mr. Black an Eligibility Range of $85.5 million to $94.1 million of net income and for the Executive Vice Presidents an Eligibility Range of $88.5 million to $95.3 million of net income. If the Company earns net income below the low end of the Eligibility Range, the applicable participant will not receive an award payment under this program. At $85.5 million of net income, Mr. Black will be eligible to receive up to 60% of his base salary; at $88.5 million of net income Messrs. Hensley, Merry, Thorne and Ullman will each be eligible to receive up to 10% of their respective base salaries. At or above $94.1 million of net income, Mr. Black will be eligible to receive up to approximately 151.6% of his base salary; at or above $95.3 million of net income, Messrs. Hensley, Merry, Thorne and Ullman will each be eligible to receive up to 65% of their respective base salaries. Between the low and high ends of the Eligibility Ranges, the percentage of base salary which each participant will be eligible to receive will increase as net income increases.

For the 2010 Cash Incentive Program, the Compensation Committee established an Eligibility Range of $71.2 million to $78.4 million of net income. If the Company had earned less than $71.2 million of net income, no participant would have been eligible for an award payment under this program. At $71.2 million of net income, Mr. Black would have been eligible to receive up to 60% of his base salary and Messrs. Hensley, Merry, Thorne and Ullman would have each been eligible to receive up to 10% of their respective base salaries. At or above $78.4 million of net income, Mr. Black would have been eligible to receive up to approximately 151.6% of his base salary and Messrs. Hensley, Merry, Thorne and Ullman would have each been eligible to receive up to 65% of their respective base salaries. Between $71.2 million and $78.4 million of net income, the percentage of base salary which each participant would have been eligible to receive would have increased as net income increased.

Upon a review of the Company’s Fiscal 2010 performance (which exceeded the maximum net income amount in the Eligibility Range for the 2010 Cash Incentive Program) and the individual performance by each named executive officer in Fiscal 2010, the Compensation Committee approved the payment of the following amounts under the 2010 Cash Incentive Program:

2010 Cash
Incentive Program
Named Executive	Award Payments
Officer	($)

R. Neal Black	1,175,000
Robert B. Hensley	318,500
Gary M. Merry	260,000
James W. Thorne	243,750
David E. Ullman	302,250

For Fiscal 2010, the non-equity incentive compensation paid to each named executive officers was 100% of his respective maximum award target under the 2010 Cash Incentive Program.

Equity Incentive Compensation

If approved by the Compensation Committee, equity incentive compensation may be granted to the named executive officers under the Equity Incentive Plan. The principal purposes of the Equity Incentive Plan are to promote the interests of the Company and our stockholders by providing our employees, directors and consultants with appropriate incentives and rewards to encourage them to enter into and continue in the employ or service of the Company or its subsidiaries, to acquire a proprietary interest in the long-term success of the Company and to reward the performance of individuals in fulfilling their personal responsibilities for long-range and annual achievements. The Equity Incentive Plan is intended to permit the grant of “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, thereby preserving the Company’s ability to receive federal income tax deductions for those awards to the extent that they in fact comply with that Code section.

For each of Fiscal 2010 and Fiscal 2011, the Compensation Committee established under the Equity Incentive Plan restricted stock unit programs designed to reward Company-wide performance through tying the earning of equity incentive compensation primarily to, among other things, the earning by the Company of certain net income goals. Such equity incentive programs are referred to herein respectively as the “2010 Equity Incentive Program” and the “2011 Equity Incentive Program” and collectively as the “Equity Incentive Programs.” For purposes of the Equity Incentive Programs, “net income” is the reported net income of the Company for the applicable fiscal year and is therefore determined after deduction for all incentive plan and other compensation expenses. All award payments under the 2010 Equity Incentive Program were paid in performance restricted stock units (“Performance RSUs”). If payable under the 2011 Equity Incentive Program, award payments are expected to be paid in Performance RSUs.

The performance goals under each of the Equity Incentive Programs are qualitatively the same as the Performance Goals under the Cash Incentive Program, i.e., such goals are based upon the Company earning net income within or above an Eligibility Range for the applicable fiscal year and, with respect to the Executive Vice Presidents, the Personal Goals as set forth above under “Non-equity Incentive Compensation.” However, the levels of net income within the Eligibility Ranges for the Equity Incentive Programs are higher than those established under the Cash Incentive Programs. As net income is a key factor in determining a company’s overall financial success, the Compensation Committee believes that using an Eligibility Range based on net income is an appropriate basis for establishing incentive compensation goals.

If the Company’s net income is below the Eligibility Range for a particular Equity Incentive Program, no Performance RSUs can be earned under that program. If the Company’s net income is within the Eligibility Range, the number of Performance RSUs which the named executive officers are eligible to earn increases as net income increases, up to 100% of the award target. If the Company’s net income is at or above the highest level of net income within the Eligibility Range, each named executive officer is eligible to earn his maximum award target.

The Company earning net income within or above the applicable Eligibility Range is the only performance goal under each of the Equity Incentive Programs for Mr. Black. With respect to Messrs. Hensley, Merry, Thorne and Ullman, the same personal goals applicable to the Cash Incentive Programs are also applicable to the Equity Incentive Programs.

For the 2011 Equity Incentive Program, the Compensation Committee established for Mr. Black an Eligibility Range of $87.2 million to $94.1 million of net income and for the Executive Vice Presidents an Eligibility Range of $94.5 million to $96.2 million of net income. If the Company earns net income below the low end of the Eligibility Range, the applicable participant cannot earn Performance RSUs under this program. At $87.2 million of net income, Mr. Black will be eligible to earn a number of Performance RSUs having a value of up to $178,675; at $94.5 million of net income, each of the Executive Vice Presidents will be eligible to earn a number of Performance RSUs having a value of up to $50,000. At or above $94.1 million of net income, Mr. Black will be eligible to earn a number of Performance RSUs having a value of up to $1,965,425; at or above $96.2 million of net income, each of the Executive Vice Presidents will be eligible to earn a number of Performance RSUs having a value of up to $150,000. Between the low and high ends of the Eligibility Ranges, the number of Performance RSUs which each participant will be eligible to earn will increase as net income increases. The number of Performance RSUs granted was determined based on $48.72 per unit, the equivalent of the closing price of a share of common stock on March 29, 2011, the date of grant under the 2011 Equity Incentive Program.

For the 2010 Equity Incentive Program, the Compensation Committee established for Mr. Black an Eligibility Range of $72.6 million to $78.4 million of net income and for the Executive Vice Presidents an Eligibility Range of $76.9 million to $79.4 million of net income. If the Company had earned net income below the low end of the Eligibility Range, the applicable participant could not have earned Performance RSUs under this program. At $72.6 million of net income, Mr. Black would have been eligible to earn a number of Performance RSUs having a value of up to $175,000; at $76.9 million of net income Messrs. Hensley, Merry, Thorne and Ullman would have each been eligible to earn a number of Performance RSUs having a value of up to $50,000. At or above $78.4 million of net income, Mr. Black would have been eligible to earn a number of Performance RSUs having a value of up to $1,925,000; at or above $79.4 million of net income, Messrs. Hensley, Merry, Thorne and Ullman would have each been eligible to earn a number of Performance RSUs having a value of up to $150,000. Between the low and high ends of the Eligibility Ranges, the number of Performance RSUs which each participant was eligible to earn increased as net income increased. The number of Performance RSUs granted was determined based on $39.72 per unit, the equivalent, on a post-dividend basis, of the closing price of a share of common stock on June 17, 2010, the date of grant under the 2010 Equity Incentive Program.

Upon a review of the Company’s performance (which exceeded the maximum net income amount in the Eligibility Range for the 2010 Equity Incentive Program) and the individual performance by each named executive officer in Fiscal 2010, the Compensation Committee certified the earning of Performance RSUs under the 2010 Equity Incentive Program as follows:

2010 Equity
Incentive
Program
Vested Restricted
Named Executive	Stock Units
Officer	(#)

R. Neal Black	48,463 (1)
Robert B. Hensley	3,775 (2)
Gary M. Merry	3,775 (2)
James W. Thorne	3,775 (2)
David E. Ullman	3,775 (2)

(1)	Subject to the terms of Mr. Black’s Performance RSU Award Agreement, of the Performance RSUs earned by Mr. Black, 19,512 Performance RSUs will vest on June 17, 2011, 14,476 Performance RSUs will vest on June 17, 2012 and 14,475 Performance RSUs will vest on June 17, 2013.

(2)	Subject to the terms of each Executive Vice President’s Performance RSU Award Agreement, all of the Performance RSUs earned by each Executive Vice President will vest on June 17, 2013.

For Fiscal 2010, the Performance RSUs earned by each named executive officer was 100% of his respective maximum award target under the 2010 Equity Incentive Program.

2011 Supplemental Equity Incentive Program

As a special incentive to the named executive officers to achieve extraordinary results in Fiscal 2011, the Compensation Committee established for the named executive officers a supplemental equity incentive program for Fiscal 2011 (the “2011 Supplemental Equity Incentive Program”) pursuant to the Equity Incentive Plan. The 2011 Supplemental Equity Incentive Program permits the Company to grant “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, thereby preserving the Company’s ability to receive federal income tax deductions for those awards to the extent that they in fact comply with that Code section. If payable under the 2011 Supplemental Equity Incentive Program, award payments are expected to be paid in Performance RSUs.

The performance goals under the 2011 Supplemental Equity Incentive Program are very similar to the performance goals under the 2011 Cash Incentive Program and the 2011 Equity Incentive Plan, i.e., such goals are based upon the Company earning a certain amount net income for Fiscal 2011 and, with respect to the

Executive Vice Presidents, personal goals as set forth above under “Non-equity Incentive Compensation.” However, instead of being based upon Eligibility Ranges of net income, the 2011 Supplemental Equity Incentive Program is based on a single level of net income. In the event the Company earns at least $103.0 million of net income in fiscal 2011, Mr. Black will be eligible to earn a number of Performance RSUs having a value of up to $250,000 and each of the Executive Vice Presidents will be eligible to earn a number of Performance RSUs having a value of up to $50,000. The number of Performance RSUs granted was determined based on $48.72 per unit, the equivalent of the closing price of a share of common stock on March 29, 2011, the date of grant under the 2011 Supplemental Equity Incentive Program.

Negative Discretion

For each of the Incentive Programs (i.e., the 2010 Cash Incentive Program, the 2010 Equity Incentive Program, the 2011 Cash Incentive Program, the 2011 Equity Incentive Program and the 2011 Supplemental Equity Incentive Program), the Compensation Committee was or is entitled to exercise negative discretion to reduce the amount of a cash award that otherwise would have been payable to, or to reduce the number of Performance RSUs that would otherwise have been earned by, a named executive officer at any particular level of net income achieved by the Company, even if the Company’s net income is within or above the applicable Eligibility Range or level. Without limiting the generality of the foregoing, in deciding whether to certify the earning of Performance RSUs under the 2011 Supplemental Equity Incentive Program, the Committee will consider whether the Company has accumulated at least $333 million of combined cash and cash equivalents and short-term investments as of the end of Fiscal 2011.

In deciding whether, and to what extent, to pay a cash award to, or to certify the earning of Performance RSUs by, an Executive Vice President, an important factor which may also be considered by the Compensation Committee in exercising its negative discretion is Mr. Black’s evaluation of the individual performance of each Executive Vice President. Mr. Black shall make a recommendation to the Compensation Committee for a cash and/or equity award to each Executive Vice President at or below the applicable bonus potential based upon his evaluation of the Executive Vice President’s satisfaction of the applicable Performance Goals, the Executive Vice President’s contribution to the performance of the Company and such other factors as Mr. Black may deem relevant.

The final determination of the amount of a cash award that will be paid to, or the number of Performance RSUs that will be earned by, each named executive officer is made by the Compensation Committee; however, the Compensation Committee may not increase the cash award payable to, or the number of Performance RSUs which will be earned by, a named executive officer above the amount or number that is otherwise applicable at any particular level of net income achieved by the Company. The Incentive Programs do not confer any right or entitlement to the receipt of any cash or equity award.

Other Employee Benefits and Non-Cash Compensation

In addition to the compensation described above, certain perquisites and benefits are provided to our named executive officers in cash, in-kind or through direct payment to third party providers. The Company believes these perquisites and benefits help us to be competitive in attracting and retaining senior management and are commensurate with the experience and skill of our named executive officers. In Fiscal 2010, the total value of these perquisites and benefits for the named executive officers ranged from approximately 6.6% to approximately 8.4% of base salary of the applicable named executive officer.

Certain perquisites are provided in accordance with the respective employment agreements of the named executive officers. Messrs. Black, Hensley, Merry and Thorne each receive a car allowance. Mr. Ullman receives the use of a Company-leased car.

Certain benefits are made available by the Company under broad-based programs offered to most of our employees, including the named executive officers. Such benefits include insurance for medical, prescription drugs, dental, vision, long-term disability, life and accidental death and dismemberment and a legal services plan. For each of the named executive officers, the Company pays for these insurance benefits, as well as insurance for up to $2,500 of medical expense reimbursement. The Company also sponsors a 401(k) plan. The

Company has generally elected, from year to year, to make a discretionary contribution to employees’ 401(k) accounts. In the event the Company elects to make a discretionary contribution, the named executive officers would be eligible to participate on the same basis as all other eligible employees; provided, however, that the contribution for certain executives may be limited by IRS rules.

In March 2010, the Board adopted the 2010 Deferred Compensation Plan, which is a nonqualified, unfunded plan designed to provide a select group of the Company’s senior management (which includes each of the named executive officers), highly compensated employees and non-employee directors with the opportunity to accumulate capital by deferring compensation on a pre-tax basis. The 2010 Deferred Compensation Plan strengthens the ability of the Company to attract, reward and retain eligible employees and non-employee directors by providing them with a means to defer receipt of cash and shares of common stock associated with future grants of restricted stock units, performance share awards and certain other cash- and stock-based awards.

Employees who participate in the 2010 Deferred Compensation Plan may defer either all or none of any restricted stock unit awards and any performance share awards and up to 15% of base salary and up to 25% of cash bonuses and incentive awards. Non-employee directors who participate in the 2010 Deferred Compensation Plan may defer all or none of any restricted stock unit awards and any other incentive compensation and all or none of their annual retainer fees, committee chairman fees, lead director fees and meeting fees.

All cash and awards that are to be deferred under the 2010 Deferred Compensation Plan will be deemed invested in Company common stock equivalent units. In the case of stock-based awards that are deferred, the number of common stock equivalent units credited to a participant’s account will be based on the number of shares underlying those awards. In the case of cash deferrals, the number of common stock equivalent units credited to a participant’s account will be based on the Company’s share price on the date of the deemed investment. If stock-based awards are subject to a vesting condition, the investment in stock unit equivalents will be deemed to occur on the date that the award vests.

In general (and subject to certain exceptions set forth in the 2010 Deferred Compensation Plan), elections to defer compensation must be made in the tax year prior to the year in which the compensation would otherwise be earned. At the time that an employee makes each deferral election, he or she may choose between a distribution upon separation from service (subject to a 6-month delay applicable to certain officers) or payment at a scheduled future date of 5 years or 10 years following the end of the year in which that election becomes irrevocable. Regardless of election, distributions to employees will be made upon the first to occur of (a) separation from service (subject to a 6-month delay applicable to certain officers); (b) occurrence of the 5 or 10 year scheduled distribution date, as applicable; (c) a change in control of the Company; or (d) death. Distributions to Non-Employee Directors will be made upon the first to occur of (x) separation from service; (y) change in control of the Company; or (z) death. Distributions under the 2010 Deferred Compensation Plan will generally be paid in shares of Company common stock, with fractional shares paid in cash. However, the Company’s Compensation Committee has the discretion to make a determination that distributions be paid in cash or a combination of cash and shares. In the event of an unforeseeable emergency, a participant will be permitted, subject to plan rules, to elect a hardship distribution from his or her account prior to the otherwise applicable payment date.

The Company also maintains a nonqualified deferred compensation plan (the “Fidelity Deferred Compensation Plan”) that is administered by Fidelity Management Trust Company (“Fidelity”). Under the Fidelity Deferred Compensation Plan, certain executives, including the named executive officers, are entitled to defer up to 15% of their base salary and up to 25% of their annual non-equity incentive compensation. Effective salary deferral elections must be made by eligible executives prior to the end of the calendar year with respect to salary amounts to be earned in the following year and effective non-equity incentive compensation deferral elections must be made no later than six months prior to the end of the applicable performance period. Participants in the Fidelity Deferred Compensation Plan are entitled to direct the investment of the deferred amounts by selecting one or more permissible investment alternatives offered under the plan. Under the Fidelity Deferred Compensation Plan, participants are entitled to change their investment selection by contacting Fidelity. The Company does not restrict the frequency of changes in the investment selection.

Fidelity maintains an excessive trading policy which generally prohibits exchanges in and then out of a fund option within 30 days (a “roundtrip”). Under Fidelity’s excessive trading policy, participants are limited to one roundtrip transaction per fund within any rolling 90-day period, subject to an overall limit of four roundtrip transactions across all funds over a rolling 12-month period. The value of the participant’s investment is based directly on the performance of the underlying mutual funds selected by the participants.

Under the Fidelity Deferred Compensation Plan, a participant is entitled to elect to receive distributions, either in a lump sum or in a series of substantially equal payments, either at separation of service or at the earlier of separation of service or reaching a pre-selected age. Regardless of any such election made by the participant, a lump sum distribution will automatically be made upon the earlier to occur of (a) separation of service prior to age 62; (b) death; or (c) a change in control of the Company.

We do not contribute to the Fidelity Deferred Compensation Plan or guarantee or supplement deemed investment returns on the participants’ accounts. The Fidelity Deferred Compensation Plan essentially operates as an uninsured, tax-advantaged personal brokerage account of the participant. Participation in this plan does not affect the participant’s base salary or annual incentive compensation. Amounts deferred under the Fidelity Deferred Compensation Plan are held in trust for payment of benefits under the plan, subject to the claims of the Company’s general creditors.

The 2010 Deferred Compensation Plan and the Fidelity Deferred Compensation Plan provide an opportunity for the participants to save for future financial needs at little cost to the Company. Providing these nonqualified deferred compensation plans contributes to the Company’s attractiveness as an employer, by providing the Company with a method of rewarding and retaining these individuals.

For a more detailed discussion of the amounts earned in Fiscal 2010 under the Fidelity Deferred Compensation Plan by our named executive officers, see the Nonqualified Deferred Compensation table and accompanying narrative below.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the tax deductibility of nonperformance-based compensation that is paid to a “covered employee” (generally, the five executive officers whose compensation is reported to stockholders in a proxy statement). Compensation that qualifies as “performance-based compensation” is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the Company. In making compensation design and award decisions, the Company takes Section 162(m) into account in determining the total compensation cost which may be incurred by the Company. If, consistent with our business needs and without violating contractual obligations, we are able to structure compensation arrangements to eliminate the negative effects of Section 162(m), we will do so. If, however, the Company’s business needs dictate hiring or making compensation decisions which may result in the Company incurring non-deductible compensation expense, the Company will take such actions as may be necessary to meet those needs. For example, a much sought-after candidate for employment may be able to command in the marketplace compensation arrangements which do not meet the exceptions to the deductibility limitations under Section 162(m). In Fiscal 2010 and Fiscal 2009, substantially all compensation paid by the Company was deductable without limitation under Section 162(m). We were limited under Section 162(m) in prior years and may be limited in future years. To mitigate the impact of Section 162(m), the Company adopted the Cash Incentive Plan and the Equity Incentive Plan.

In Fiscal 2006, the Company adopted the Statement of Financial Accounting Standards No. 123R, now codified as FASB ASC Topic 718 — Stock Compensation (“FASB ASC 718”), which generally requires a public entity to measure the cost of employee services received for an award of equity instruments based on the grant-date fair value of the award. The adoption of FASB ASC 718 had no material effect on our financial statements, because, at the time of the adoption, all options issued under our previous equity incentive plans were fully vested. FASB ASC 718 will govern the expense to the Company associated with any equity that may be issued under the Equity Incentive Plan. Generally, such equity will be expensed over the associated vesting period established pursuant to an equity award.

COMPENSATION COMMITTEE REPORT

The undersigned, constituting all of the members of the Compensation Committee, have reviewed and discussed with the management of the Company the foregoing Compensation Discussion and Analysis and, based on such review and discussion, have recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted, Compensation Committee:
Sidney H. Ritman (Chairman)
William E. Herron
Henry Homes, III

COMPENSATION TABLES

The following tables, narrative and footnotes discuss the compensation of our named executive officers for Fiscal 2010, Fiscal 2009 and Fiscal 2008. We follow the National Retail Federation’s “4-5-4” retail calendar, whereby for each fiscal quarter, the first month contains four weeks, the second month contains five weeks and the third month contains four weeks (each week containing the seven days from Sunday through Saturday). Dividing the retail calendar into 52 weeks of seven days each, or 364 days, leaves an extra day each year to be accounted for in a future fiscal period. As a result every five to six years a week is added to the fiscal calendar. Fiscal 2010, Fiscal 2009 and Fiscal 2008 were all 52 week years.

Summary Compensation Table

The following table sets forth information concerning compensation earned by our named executive officers for Fiscal 2010, Fiscal 2009 and Fiscal 2008.

							Change in
							Pension Value
							and Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

R. Neal Black,	2010	762,500	—	1,924,950	—	1,175,000	74,613	50,606	3,987,669
President and Chief	2009	750,000	230,000	—	—	1,500,000	124,708	42,210	2,646,918
Executive Officer(1)	2008	591,443	50,000	—	—	373,750	—	28,550	1,043,743
David E. Ullman,	2010	457,500	—	149,943	—	302,250	29,581	34,916	974,190
Executive Vice	2009	450,000	60,000	—	—	292,500	32,923	27,466	862,889
President-Chief Financial Officer	2008	447,500	25,000	—	—	292,500	—	24,249	789,249
Robert B. Hensley,	2010	482,500	—	149,943	—	318,500	32,667	37,002	1,020,612
Executive Vice President for	2009	475,000	50,000	—	—	308,750	56,584	30,398	920,732
Human Resources, Real Estate	2008	473,750	25,000	—	—	308,750	—	28,783	836,283
and Loss Prevention
Gary M. Merry,	2010	377,500	—	149,943	—	260,000	—	29,239	816,682
Executive Vice President for	2009	355,000	125,000	—	—	230,750	—	23,922	734,672
Store and Catalog Operations	2008	353,750	20,000	—	—	230,750	—	24,558	629,058
James W. Thorne,	2010	362,500	—	149,943	—	243,750	—	30,380	786,573
Executive Vice President for	2009	350,000	125,000	—	—	227,500	—	25,871	728,371
Merchandising and Chief	2008	285,825	15,000	—	—	150,000	—	19,264	470,089
Merchandising Officer

(1)	Mr. Black became Chief Executive Officer of the Company on December 21, 2008 and served as President and Chief Executive Officer during all of Fiscal 2009. From April 2007 through December 20, 2008, Mr. Black was our President and reported to Mr. Wildrick, who was then our Chief Executive Officer.

Notes to Summary Compensation Table

Bonus

The amounts reported in column (d) represent discretionary bonuses earned for the applicable fiscal year. The Company paid no discretionary bonuses or other compensation which are reportable as bonuses as defined under SEC rules to the named executive officers in Fiscal 2010.

Stock and Option Awards

In Fiscal 2010, the Company issued to each named executive officer a Performance Restricted Stock Unit Award Agreement. Mr. Black had the opportunity to earn (and subsequently did earn) 48,463 Performance RSUs and each of the Executive Vice Presidents had the opportunity to earn (and subsequently did earn) 3,775 Performance RSUs.

The Company issued no stock or option awards to the named executive officers in Fiscal 2009 or Fiscal 2008.

Non-Equity Incentive Plan Compensation

The amounts reported in column (g) reflect amounts earned by, and paid to, each named executive officer for the applicable fiscal year under the Company’s Cash Incentive Program for that year. The non-equity incentive compensation paid to the named executive officers in Fiscal 2011, Fiscal 2010 and Fiscal 2009 for performance in Fiscal 2010, Fiscal 2009 and Fiscal 2008, respectively, represented the maximum potential awards that could have been earned under the Cash Incentive Programs for those years.

Changes in Pension Value and Nonqualified Deferred Compensation Earnings

The Company does not maintain a pension plan for which the named executive officers are eligible. The amounts set forth in column (h) represent the above-market earnings, if any, by the named executive officers on their respective accounts in the Fidelity Deferred Compensation Plan. Under SEC regulations, the “market rate” of interest is deemed to be 120% of the applicable federal long-term rate. The above-market earnings credited to the participants in the Fidelity Deferred Compensation Plan were calculated as the difference between the return earned on such participants’ accounts during the applicable fiscal year and the interest that would have been earned at a rate equal to 120% of the applicable federal long-term rate. None of the participants in the Fidelity Deferred Compensation Plan had above-market earnings in Fiscal 2008.

All Other Compensation

The tables below set forth the components of the amounts reported as All Other Compensation in column (i). These components are: (a) either an allowance for a car or the use of a Company-leased car; (b) the cost of a legal services plan and of insurance for health, prescription drugs, medical expense reimbursement, dental, vision, long-term disability, life, and accidental death and dismemberment; and (c) amounts contributed by the Company for the named executive officer under the Company’s 401(k) plan. Except with respect to Mr. Ullman, the amounts shown in column (a) below are cash allowances and reflect the actual dollar amounts paid in the applicable fiscal year. With respect to Mr. Ullman, the amount shown in column (a) reflects the value of Mr. Ullman’s personal use of a Company-leased car during the applicable fiscal year.

	Fiscal 2010 All Other Compensation
Named Executive	($)
Officer	(a)	(b)	(c)	Total

R. Neal Black	19,200	26,261	5,145	50,606
David E. Ullman	9,946	19,825	5,145	34,916
Robert B. Hensley	9,600	22,257	5,145	37,002
Gary M. Merry	9,600	14,494	5,145	29,239
James W. Thorne	9,600	15,635	5,145	30,380

	Fiscal 2009 All Other Compensation
Named Executive	($)
Officer	(a)	(b)	(c)	Total

R. Neal Black	19,200	18,582	4,428	42,210
David E. Ullman	9,068	13,970	4,428	27,466
Robert B. Hensley	9,600	16,370	4,428	30,398
Gary M. Merry	9,600	11,876	2,446	23,922
James W. Thorne	9,600	11,843	4,428	25,871

	Fiscal 2008 All Other Compensation
Named Executive	($)
Officer	(a)	(b)	(c)	Total

R. Neal Black	10,708	13,342	4,500	28,550
David E. Ullman	9,175	10,574	4,500	24,249
Robert B. Hensley	9,600	14,683	4,500	28,783
Gary M. Merry	9,254	10,804	4,500	24,558
James W. Thorne	4,200	10,564	4,500	19,264

Grants of Plan-Based Awards

The following table sets forth information concerning grants of non-equity and equity awards earned by our named executive officers for Fiscal 2010 under the 2010 Cash Incentive Program and 2010 Equity Incentive Program.

								All Other	All Other
								Stock	Option		Grant
					Estimated Future			Awards:	Awards:	Exercise	Date Fair
		Estimated Possible			Payouts Under			Number	Number of	or Base	Value of
		Payouts Under Non-			Equity Incentive Plan			of Shares	Securities	Price of	Stock and
		Equity Incentive Plan Awards(1)			Awards(2)			of Stock	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units(3)	Options(4)	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/sh)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

R. Neal Black	6/17/2010	465,000	1,175,000	1,175,000	4,405	48,463	48,463	—	—	—	1,924,950
David E. Ullman	6/17/2010	46,500	302,250	302,250	1,258	3,775	3,775	—	—	—	149,943
Robert B. Hensley	6/17/2010	49,000	318,500	318,500	1,258	3,775	3,775	—	—	—	149,943
Gary M. Merry	6/17/2010	40,000	260,000	260,000	1,258	3,775	3,775	—	—	—	149,943
James W. Thorne	6/17/2010	37,500	243,750	243,750	1,258	3,775	3,775	—	—	—	149,943

(1)	This column presents information about potential payouts under the Company’s 2010 Cash Incentive Program. The actual non-equity incentive payment for performance in Fiscal 2010 was paid to the named executive officers in April 2011. All such payments are reflected in the Summary Compensation Table under the column heading “Non-Equity Incentive Plan Compensation.” For a more detailed description of the 2010 Cash Incentive Program, see the “Non-Equity Incentive Compensation” section of the Compensation Discussion and Analysis above. The 2010 Cash Incentive Program does not specify a “target” amount; therefore the respective amounts in the “target” column are representative amounts based on the Company’s actual Fiscal 2010 performance. The “threshold” amount represents the amount payable at the lowest net income level at which any award was payable and the “maximum” is the amount payable at the highest net income level. If the Company’s Fiscal 2009 financial performance was used in the determination of non-equity incentive compensation for the named executive officers in respect of the performance under the 2010 Cash Incentive Program, the named executive officers would not have earned non-equity incentive compensation for Fiscal 2010 because the minimum net income threshold established under the 2010 Cash Incentive Program was in excess of Fiscal 2009 net income.

(2)	This column presents information about potential payouts under the Company’s 2010 Equity Incentive Program. The actual equity incentive payments for performance in Fiscal 2010 were earned by the named executive officers in March 2011. All such payments are reflected in the Summary Compensation Table under the column heading “Stock Awards.” For a more detailed description of the 2010 Equity Incentive Program, see the “Equity Incentive Compensation” section of the Compensation Discussion and Analysis above. The 2010 Equity Incentive Program does not specify a “target” amount; therefore the respective amounts in the “target” column are representative amounts based on the Company’s actual Fiscal 2010 performance. The “threshold” amount is the number of Performance RSUs issuable at the lowest net income level at which any Performance RSUs could be earned and the “maximum” is the number of Performance RSUs issuable at the highest net income level. If the Company’s Fiscal 2009 financial performance was used in the determination of equity incentive compensation for the named executive officers in respect of the performance under the 2010 Equity Incentive Program, the named executive officers would not have earned equity incentive compensation for Fiscal 2010 because the minimum net income threshold established under the 2010 Equity Incentive Program was in excess of Fiscal 2009 net income.

(3)	The Company did not grant any stock awards in Fiscal 2010.

(4)	The Company did not grant any option awards in Fiscal 2010.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

We had employment agreements with all of our named executive officers during Fiscal 2010. The material terms of each employment agreement are discussed below. Each named executive officer is entitled to certain payments following the termination of his employment with the Company. Set forth in the section below entitled “Potential Payments on Termination or Change in Control” is information regarding potential payments on termination or change in control which may, under certain circumstances, be due to each named executive officer.

R. Neal Black

Mr. Black is employed by the Company pursuant to an amended and restated employment agreement that expires on January 26, 2013. Prior to August 1, 2010 (the date on which base salary increases went into effect generally for other employees of the Company), Mr. Black’s annualized base salary in Fiscal 2010 was $750,000. Effective August 1, 2010, Mr. Black’s annualized base salary was $775,000. For Fiscal 2011, Mr. Black’s annualized base salary will remain $775,000 unless and until base salaries are increased generally for other employees of the Company. Contingent upon base salary increases going into effect generally for other employees of the Company, it is anticipated that Mr. Black’s base salary will increase to $791,275. The employment agreement provides for an annual incentive opportunity of up to 400% of base salary based upon the achievement of annual performance goals. If earned, not less than 150% of base salary is payable in cash as incentive compensation. The balance of the incentive compensation, if any, may be paid in equity. The earned equity incentive compensation, if any, equal to the first 100% of base salary will vest on the later to occur of (a) the first anniversary of the equity grant date or (b) the date on which the Compensation Committee determines the degree to which the performance goals have been met. One-half of any additional earned equity bonus will vest on each of the second and third anniversaries of the grant date. The employment agreement also provides for benefits, perquisites, severance and an agreement not to compete with the Company, each of which is described in this Proxy Statement. Mr. Black was elected to the Board in December 2008 concurrently with his appointment as our Chief Executive Officer. Mr. Black’s employment agreement provides that he will serve without additional compensation as a director of the Company and, if he should so desire, any of its subsidiaries. Mr. Black has agreed to resign any and all such directorships concurrently with the expiration or other termination of his employment under the employment agreement.

David E. Ullman, Robert B. Hensley, Gary M. Merry and James W. Thorne

Each of the Executive Vice Presidents is employed pursuant to an employment agreement that expires on February 2, 2013. Each of these employment agreements provides for an annual base salary and an annual non-equity incentive opportunity of up to 65% of base salary based upon the achievement of annual performance goals. Base salary increases and potential equity incentive compensation are in the discretion of the Compensation Committee. Although the base salary levels of the Executive Vice Presidents have historically been adjusted each year, no adjustments were made for Fiscal 2009. Each of these employment agreements also provides for benefits, perquisites, severance and the executive officer’s agreement not to compete with the Company, each of which is described in this Proxy Statement.

The Compensation Discussion and Analysis section above includes a detailed description of our non-equity incentive compensation program and our equity incentive program.

Awards under our Non-Equity Incentive Compensation Program and our Equity Incentive Program

The Compensation Discussion and Analysis section above includes a detailed description of our non-equity incentive compensation program and our equity incentive program, as well as awards granted thereunder in 2010. Any dividends or other distributions paid to holders of record of the Company’s stock will accrue on the Performance RSUs awarded to the named executive officers and reported in the Grants of Plan-Based Awards Table above from and after the date of grant. These dividends or other distributions will accrue in an amount equal to the product of (i) the amount of such dividend or distribution paid with respect to one share of the Company’s stock and (ii) the number of Performance RSUs granted, divided by the fair market value of one share of stock on the applicable dividend or distribution payment date for the dividend or other distribution. All accrued amounts will be credited to the named executive officers in the form of additional restricted stock units on such date. These so-called “Dividend Equivalents” will not be paid to the named executive officers until settlement of their Performance RSUs in stock of the Company.

Outstanding Equity Awards at Fiscal 2010 Year-End

The following table reflects option awards and stock awards outstanding as of January 29, 2011.

	Option Awards					Stock Awards
Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
								Awards:	Market or
								Number	Payout
			Equity					of	Value of
			Incentive				Market	Unearned	Unearned
			Plan Awards:			Number	Value of	Shares,	Shares,
	Number of	Number of	Number of			of Shares	Shares or	Units or	Units or
	Securities	Securities	Securities			or Units	Units of	Other	Other
	Underlying	Underlying	Underlying			of Stock	Stock	Rights	Rights
	Unexercised	Unexercised	Unexercised			that	that	that have	that have
	Options(1)	Options	Unearned	Option	Option	have not	have Not	not	not
	(#)	(#)	Options	Exercise Price	Expiration	Vested	Vested	Vested(2)	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

R. Neal Black	32,703	—	—	3.0575	03/15/12	—	—	48,463	2,033,023
	45,558	—	—	6.5847	03/14/13	—	—	—	—
David E. Ullman	70,312	—	—	3.0575	03/15/12	—	—	3,775	158,361
	87,889	—	—	6.5847	03/14/13	—	—	—	—
Robert B. Hensley	27,349	—	—	6.5847	03/14/13	—	—	3,775	158,361
Gary M. Merry	—	—	—	—	—	—	—	3,775	158,361
James W. Thorne	17,577	—	—	6.5847	03/14/13	—	—	3,775	158,361

(1)	All outstanding options held by the named executive officers were subject to a vesting schedule at issuance and are now fully vested. Each option expires on the tenth anniversary of its grant date.

(2)	The Equity Incentive Plan Awards referred to in the above table are the Performance RSUs earn by the named executive officers under the 2010 Equity Incentive Program. Subject to the terms of Mr. Black’s Performance RSU Award Agreement, of the Performance RSUs earned by Mr. Black, 19,512 Performance RSUs will vest on June 17, 2011, 14,476 Performance RSUs will vest on June 17, 2012 and 14,475 Performance RSUs will vest on June 17, 2013. Subject to the terms of each Executive Vice President’s Performance RSU Award Agreement, all of the Performance RSUs earned by each Executive Vice President will vest on June 17, 2013.

Option Exercises and Stock Vested

The Option Exercises and Stock Vested table is omitted as none of the named executive officers acquired shares of the Company during Fiscal 2010 through the exercise of options or the vesting of stock awards.

Pension Benefits

The Pension Benefits table is omitted as the Company does not offer pension benefits to the named executive officers.

Nonqualified Deferred Compensation

The following table shows the nonqualified deferred compensation benefits for each named executive officer during Fiscal 2010 under the Fidelity Deferred Compensation Plan. Mr. Merry and Mr. Thorne did not elect to defer compensation under the Fidelity Deferred Compensation Plan for Fiscal 2010.

Aggregate
	Executive		Aggregate	Aggregate	Balance
	Contributions	Registrant	Earnings/(Losses)	Withdrawals/	at Last
	in Last FY	Contributions	in Last FY	Distributions	FYE
Name	($)	in Last FY ($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

R. Neal Black	—	—	103,758	—	718,240
David E. Ullman	112,644	—	41,001	—	313,986
Robert B. Hensley	35,875	—	48,624	—	391,268
Gary M. Merry	—	—	—	—	—
James W. Thorne	—	—	—	—	—

The amount reported in column (b) above for Mr. Ullman is included in the amounts reported for Mr. Ullman in the Summary Compensation Table as “Salary” (column (c)) for Fiscal 2010 and as “Bonus” (column (d)) and “Non-Equity Incentive Plan Compensation” (column (g)) for Fiscal 2009. The amount reported in column (b) above for Mr. Hensley is included in the amounts reported for Mr. Hensley in the Summary Compensation Table as “Bonus” (column (d)) and “Non-Equity Incentive Plan Compensation” (column (g)) for Fiscal 2009. Such non-equity incentive compensation was earned by Messrs. Ullman and Hensley for performance in Fiscal 2009 and is therefore reported in the Summary Compensation Table as Fiscal 2009 compensation. However, such compensation was payable to, and was therefore deferred by, Messrs. Ullman and Hensley in Fiscal 2010.

The amounts reported in column (d) above represent the aggregate earnings (which include interest, dividends, dividend equivalents and realized and unrealized gains and losses) on each named executive officer’s investment in the applicable named executive officer’s selected funds. Pursuant to SEC regulations, all earnings on nonqualified deferred compensation in excess of 120% of the applicable federal long-term rate are deemed “above market” earnings and are reported in column (h) of the Summary Compensation Table.

Included in the amounts reported in column (f) above are amounts reported for Mr. Black, Mr. Ullman and Mr. Hensley in the Summary Compensation Table as “Salary” (column (c)), “Bonus” (column (d)) and/or “Non-Equity Incentive Plan Compensation” (column (g)). For Mr. Black, the deferred amounts were $29,475 for Fiscal 2008 and $34,615 for Fiscal 2009. For Mr. Ullman the deferred amounts were $20,234 for Fiscal 2008, $35,212 for Fiscal 2009 and $112,644 for Fiscal 2010. For Mr. Hensley the deferred amounts were $30,500 for Fiscal 2008, $33,375 for Fiscal 2009 and $35,875 for Fiscal 2010.

The Compensation Discussion and Analysis above includes a detailed description of our deferred compensation plans, including the types of compensation permitted to be deferred, limitations on deferral and other material terms.

Potential Payments on Termination or Change in Control

The table below contains information concerning potential payments on termination or change in control which may be due under the respective employment agreements with our named executive officers based on the assumption that the event triggering such payments had taken place on the last day of Fiscal 2010. Non-equity incentive compensation earned by our named executive officers for Fiscal 2010 (award payments under the 2010 Cash Incentive Program) was actually paid in April 2011. If the employment agreements had terminated on January 29, 2011 (the last day of Fiscal 2010), which they did not, the award payments under the 2010 Cash Incentive Program would still have been paid in April 2011. The 2010 non-equity incentive compensation would not have been paid twice. Columns (b) through (f) each represent a different circumstance under which payments may potentially be due pursuant to the employment agreements. The “Total” in any one column for any one named executive officer represents that officer’s maximum potential payment under the applicable circumstance. The “Totals” are independent of one another and not cumulative for any one named executive officer.

			Termination
	Termination		by Executive
	without		without Good
	Cause by		Reason or as a		Termination
	Company or		Result of the	Expiration	within 90
	for Good	Termination	Death or	at the	Days of a
	Reason by	by Company	Disability of	Election of	Change in
	Executive	for Cause	Executive	Company	Control
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

R. Neal Black
Termination Payment	1,550,000	—	—	775,000	1,550,000
2010 Non-Equity Incentive Compensation	1,175,000	1,175,000	1,175,000	1,175,000	1,175,000

Total	2,725,000	1,175,000	1,175,000	1,950,000	2,725,000
David E. Ullman
Base Salary	697,500	—	—	697,500	—
2010 Non-Equity Incentive Compensation	302,250	302,250	302,250	302,250	—

Total	999,750	302,250	302,250	999,750	—
Robert B. Hensley
Base Salary	490,000	—	—	490,000	—
2010 Non-Equity Incentive Compensation	318,500	318,500	318,500	318,500	—

Total	808,500	318,500	318,500	808,500	—
Gary M. Merry
Base Salary	400,000	—	—	400,000	—
2010 Non-Equity Incentive Compensation	260,000	260,000	260,000	260,000	—

Total	660,000	260,000	260,000	660,000	—
James W. Thorne
Base Salary	375,000	—	—	375,000	—
2010 Non-Equity Incentive Compensation	243,750	243,750	243,750	243,750	—

Total	618,750	243,750	243,750	618,750	—

Notes to Potential Payments on Termination or Change in Control Table

Termination without Cause by Company or for Good Reason by Executive (Column (b))

Under the terms of the respective employment agreements with our named executive officers, if the employment period is terminated by the Company without “cause” (as defined below) or by the executive for “good reason” (as defined below), the Company will be obligated to make a termination payment, in addition to paying the executive’s base salary through the date of termination. For Mr. Black, the termination payment is an agreed-upon amount payable in one lump sum. For Messrs. Ullman, Hensley, Merry and Thorne the termination payment is based on the named executive officer’s base salary in effect as of the last day of Fiscal 2010 and is payable in equal weekly installments over the term corresponding to the amount due. Mr. Ullman is entitled to 18 months of salary. Messrs. Hensley, Merry and Thorne are each entitled to 12 months of salary. A named executive officer whose employment period is terminated by the Company without cause or by the executive for good reason will also receive any non-equity incentive compensation which may have been earned through the date of termination.

Without limiting the terms and conditions of the respective employment agreements between our named executive officers and the Company, the term “cause,” as used in the employment agreements, generally means with respect to each named executive officer: (a) the conviction of a felony involving money or other property of the Company or any other felony or offense involving moral turpitude; (b) the willful commission of an act not approved of or ratified on behalf of the Company involving a material conflict of interest or self-dealing relating to any material aspect of the Company’s business or affairs; (c) the willful commission of any act of fraud or misrepresentation related to the business of the Company which would materially and negatively impact upon the Company; or (d) the willful and material failure to comply with the lawful orders of the Company, provided such orders are consistent with the duties, responsibilities and/or authority of his office.

Without limiting the terms and conditions of the respective employment agreements between our named executive officers and the Company, the term “good reason,” as used in the employment agreements, generally means any material breach by the Company of any provision of the employment agreement which, if susceptible of being cured, is not cured within thirty (30) days after notice. However, the cure period applicable to any failure timely to pay (or any reduction in) compensation or benefits paid or payable to the named executive officer pursuant to the employment agreement is seven (7) days after delivery of notice thereof to the Company.

Termination by Company for Cause (Column (c))

Under the terms of the respective employment agreements between our named executive officers and the Company, if the employment period is terminated by the Company for cause, the named executive officer will be paid his base salary through the date of termination and any non-equity incentive compensation earned through the date of termination, but is not entitled to any other payments.

Termination by Executive without Good Reason or as a Result of the Death or Disability of Executive (Column (d))

Under the terms of the respective employment agreements between our named executive officers and the Company, if the employment period is terminated by the named executive officer without good reason or as a result of his death or disability, the named executive officer will be paid his base salary through the date of termination and any non-equity incentive compensation earned through the date of termination, but is not entitled to any other payments.

Expiration at the Election of Company (Column (e))

Under the terms of the respective employment agreements between our named executive officers and the Company, in the event the Company elects not to renew the employment agreement or to otherwise extend employment on the then current terms for an additional year, the named executive officer will be entitled to severance payments. Mr. Black is entitled to receive a single severance payment of $775,000. Mr. Ullman is entitled to severance equal to 18 months of base salary and Messrs. Hensley, Merry and Thorne are each entitled to severance equal to 12 months of base salary, in each case payable in equal, weekly installments over the term corresponding to the amount due. A named executive officer whose employment agreement is not being renewed by the Company will also receive any non-equity incentive compensation which may have been earned for the year ending on the stated expiration date of the employment period.

Termination within 90 Days of a Change in Control (Column (f))

Mr. Black may terminate his employment agreement with the Company at any time within 90 days following a “change in control” (as defined below) of the Company. In the event of such termination, or if the Company terminates the employment agreement for cause within 90 days following a change in control, the Company will make the payments to Mr. Black as set forth above. In the event the employment agreement for one of the other named executive officers is terminated within 90 days of a change in control, the termination payment would be calculated based upon the circumstances described in the notes to columns (b), (c) or (d), as applicable. A change in control does not affect the calculation of these termination payments.

Without limiting the terms and conditions of Mr. Black’s employment agreement with the Company, the term “change of control,” as used in the employment agreement, generally means (a) the acquisition by any “person” (as defined in the Exchange Act) of beneficial ownership of 51% or more of the stock of the Company; (b) the acquisition by any such “person” of beneficial ownership of 30% or more of the stock of the Company and a change in the majority of the Board; or (c) the merger, consolidation or liquidation of the Company or the sale or disposition of all or substantially all of the assets of the Company.

Additional Notes Regarding Potential Post-Employment Payments and Obligations

Non-Equity Incentive Compensation

The employment agreements use the word “bonus” to refer to payments which are designated as “non-equity incentive compensation” under SEC regulations and in this Proxy Statement. The employment agreements generally provide that in the event the employment period ends for any reason whatsoever on a day prior to payment of any bonus the named executive officer may have earned for the previous fiscal year, the Company will pay such bonus to the named executive officer as and when such bonus would otherwise have been paid had the employment period not ended. The employment agreements also generally provide that when and if bonuses are generally paid to employees of the Company for the fiscal year in which the termination occurs, the Company will pay to the named executive officer a pro-rated bonus based on the number of days the named executive officer was employed by the Company during such fiscal year. For the purpose of determining eligibility for payment of a pro-rata bonus, it is assumed that all conditions to payment of the bonus which were based upon performance by the named executive officer (e.g., a job performance rating of “Effective” or better) were satisfied.

Non-compete Covenants

Following the termination of an employment agreement, the applicable named executive officer is generally subject to non-compete covenants. The period of time during which such covenants are in effect varies depending upon the circumstances of termination. Generally, the non-competition term is six months. If the named executive officer resigns without good reason, the term is 12 months. If post-termination payments are being made for longer than the otherwise applicable period, the non-compete covenants will be effective while such payments are being made. If the Company terminates Mr. Black’s employment agreement for cause, the non-competition term is six months. If the Company elects not to renew Mr. Black’s employment agreement, the non-competition term is one year. If the Company terminates Mr. Black’s employment agreement without cause or Mr. Black terminates his employment agreement for good reason or within 90 days following a change in control, the non-competition term is two years.

PROPOSALS REQUIRING STOCKHOLDER APPROVAL

PROPOSAL ONE-ELECTION OF DIRECTORS

The Board consists of seven members and is divided into three classes. Each class holds office for a term of three years. This year’s nominees for director, R. Neal Black and Robert N. Wildrick, (individually, a “Director Nominee” and together, the “Director Nominees”) are currently directors of the Company. Each Director Nominee was nominated by our Nominating and Corporate Governance Committee for reelection to the Board for a term of three years expiring at the 2014 Annual Meeting of Stockholders. Each director so elected shall hold office until his or her successor shall be duly elected or qualified, or until his or her earlier death, resignation or removal.

If either of the Director Nominees should become unavailable for election at the time of the Annual Meeting, the shares represented by the proxies solicited for the Annual Meeting will be voted for such substitute nominee(s) as may be determined by the Nominating and Corporate Governance Committee. The Board expects that both of the Director Nominees will be able to serve as directors if re-elected at the Annual Meeting. In the election of directors, you may vote for the Director Nominees or you may withhold authority with respect to either or both of the Director Nominees. Unless a stockholder withholds authority on the proxy card with respect to either or both of the Director Nominees, the shares represented by the accompanying proxy will be voted “FOR” the election of the Director Nominees.

The election of each Director Nominee requires the affirmative vote of a majority of the total votes cast for and against such nominee at the Annual Meeting.

Certain information concerning the Director Nominees and those directors whose terms of office will continue following the Annual Meeting is set forth below, including their specific experience, qualifications and skills that led the Board to conclude that each of those individuals should continue to serve as a director.

Recommendation of the Board Of Directors

The Board recommends that the stockholders vote FOR the election of Mr. Black and Mr. Wildrick.

Director Nominees Standing for Election for Terms Expiring In 2014

R. Neal Black

R. Neal Black has served as one of our directors and as our Chief Executive Officer since December 2008. Mr. Black has been our President since April 2007. He joined the Company in January 2000 and served as Executive Vice President-Merchandising and Marketing from January 2000 to April 2007. In addition, Mr. Black was our Chief Merchandising Officer from January 2000 to December 2008. Mr. Black has spent his entire professional career in the retail industry including: from 1998 to 2000, with McRae’s department stores, a division of Saks Incorporated, as Senior Vice President/General Merchandise Manager; from 1995 to 1998, with Venture Stores, Inc., a publicly traded family value retailer, ending as Senior Vice President of Product Development and General Merchandise Manager; from 1992 to 1995, with Gottschalks Department Stores, a regional department store headquartered in Fresno, California, ending as Vice President/General Merchandise Manager; from 1983 to 1992, with Design Linens, Inc., a privately-owned specialty retail chain headquartered in Portland, Oregon, ending as President; and from 1976 to 1983, with Meier & Frank, a division of May Department Stores, ending as a Buyer.

The Board concluded that Mr. Black should continue to serve as a director in part due to his extensive career in retail. As our CEO, Mr. Black brings to the Board significant industry knowledge, senior leadership and expertise in merchandising, marketing, sales and finance.

Robert N. Wildrick

Robert N. Wildrick has served as one of our directors since 1994 and is chairman of our Executive Committee. He has served as our Chairman of the Board since December 2008. From November 1999 to December 2008, Mr. Wildrick was our Chief Executive Officer. In addition, he was our President from December 1999 to April 2007 and our Executive Chairman from April 2007 to December 2008. Mr. Wildrick is the President Pro Tem of the Town Council of Palm Beach, Florida and Chairman of its Finance and Taxation Committee and its Public Safety Committee. Mr. Wildrick has been a member of the Board of Directors of Checkpoint Systems, Inc. (NYSE: CKP), a global leader in shrink management, merchandise visibility and apparel labeling solutions, since December 2008, where he serves as Chairman of its Governance and Nominating Committee and a member of its Audit Committee. Mr. Wildrick was Director, President and Chief Executive Officer of Venture Stores, Inc., a publicly traded family value retailer, from April 1995 to May 1998 and was Chairman of its board of directors from January 1996 to May 1998. From 1976 to April 1995, Mr. Wildrick was employed by Belk Stores Services, a retailing company, in various capacities, including Corporate Executive Vice President for Merchandise and Sales Promotion and Chief Merchandising Officer. Mr. Wildrick’s former directorships include Goodwill Industries, The Pride of Baltimore, Johns Hopkins Children’s Hospital Advisory Board, The Cystic Fibrosis Foundation and the Boy Scouts of America where he was a Director in New York and Charlotte, North Carolina. He has been a sponsor and fundraiser for the American Heart Association, various Police Associations and the Boy Scouts where he helped fund scout camps for children with disabilities.

The Board concluded that Mr. Wildrick should continue to serve as a director in part due to his extensive knowledge of the Company. Having been a director since 1994, Mr. Wildrick brings to the Board historic knowledge and continuity. In addition, as a result of his extensive career in retail and as our former CEO, Mr. Wildrick brings to the Board significant industry knowledge and expertise in merchandising, marketing, sales and finance.

Directors Whose Terms Expire In 2013

James H. Ferstl

James H. Ferstl has served as one of our directors since September 2008. Since its founding in 1999, Mr. Ferstl has been the principal of J&M Enterprises, a retail consulting, commercial real estate and personal financial investment firm. From 1965 to 1999, Mr. Ferstl was employed in various capacities in the retail industry including: from 1995 to 1999, as Executive Vice President, Chief Merchandising Officer and Board member of Venture Stores, Inc., a publicly traded family value retailer; from 1987 to 1995 Corporate Vice President-General Merchandise Manager (Home and Hard lines) for Gottschalks Department Stores, a regional department store headquartered in Fresno, California; from 1984 to 1987, as Senior Vice President and General Manager for Platt Electronics Corp., a consumer electronics business based in Torrance, California, with responsibility for its 140 store West coast region; from 1981 to 1984, as Executive Vice President for Merchandising and Stores Operation and Chief Merchandising Officer for Broadway Southwest Department Stores, a division of Carter Hawley Hale Stores Inc. based in Phoenix, Arizona; and from 1965 to 1981, as Regional Vice President for Stores for Sanger Harris Department Stores of Dallas, Texas, a Division of Federated Department Stores Inc.

The Board concluded that Mr. Ferstl should continue to serve as a director in part due to his extensive career in retail, which brings to the Board significant industry knowledge and experience in merchandising, marketing and sales.

Sidney H. Ritman

Sidney H. Ritman has served as one of our directors since July 2005 and is chairman of our Compensation Committee. Mr. Ritman is the founder, owner and operator of Toni Industries, Inc., an importer and seller of women’s clothing. Mr. Ritman was the founder, and from December 2007 through November 2009 the owner and operator, of Giorgio San Angelo, LLC, an importer and seller of women’s clothing. Mr. Ritman has an extensive background in international sourcing for U.S. and European apparel retailers, including fifteen years in residence in Hong Kong as the Managing Director of Armstrong Industries, Ltd., a sourcing agent which had offices in seven countries. In 1987, Mr. Ritman organized the sale of Armstrong to Colby Staton Ltd., a Hong Kong-based sourcing company, for which Mr. Ritman served as a consultant and director until 1997. Mr. Ritman is a former trustee of Rollins College, Winter Park, Florida and The Brunswick School, Greenwich, Connecticut. Mr. Ritman is a former United States Marine Corps officer, having served on active duty and in the Marine Corps Reserve for nine years.

The Board concluded that Mr. Ritman should continue to serve as a director in part due to his extensive career in apparel retailing and sourcing, which brings to the Board significant experience in these areas.

Directors Whose Terms Expire In 2012

Andrew A. Giordano

Andrew A. Giordano has served as one of our directors since 1994 and is chairman of our Nominating and Corporate Governance Committee. He served as our interim Chief Executive Officer from May 1999 to October 1999. Mr. Giordano also served as Chairman of the Board from May 1999 to December 2008, at which time he became Chairman Emeritus. Mr. Giordano continues to serve as Lead Independent Director, a position he assumed in November 1999. Mr. Giordano has been the principal of The Giordano Group, Limited, a diversified consulting firm, since its founding in February 1993. He also serves as Chairman of the Compensation Committee of Dale Carnegie, a privately owned provider of personal advancement training, where he has been a Director since 2001. Since January 2009, Mr. Giordano has been a director of Hurd Windows and Doors of Wausau, Wisconsin, a privately owned manufacturer and retailer. Mr. Giordano retired from his position as CEO, Naval Supply Systems Command and Chief, Navy Supply Corps with the rank of Rear Admiral. He is a former director of the Navy, Marine Corps Residence Foundation, the Navy Memorial Foundation and the Navy Federal Credit Union.

The Board concluded that Mr. Giordano should continue to serve as a director in part due to his extensive knowledge of the Company. Having been a director since 1994, Mr. Giordano brings to the Board historic knowledge and continuity. In addition, his substantial leadership and organizational skills provide valuable perspective on the complex operations of a multi-location, multi-channel retailer such as the Company.

William E. Herron

William E. Herron has served as one of our directors since April 2005 and is chairman of our Audit Committee. Since January 2002, Mr. Herron has been self-employed as a strategic consultant to companies seeking to initiate business with the federal government. From 1982 through December 2001, Mr. Herron was a partner in Arthur Andersen, having served in its Accounting and Audit practice from 1982 until 1994 and in its Business Consulting practice from 1995 until 2001. Among his other duties with Arthur Andersen, Mr. Herron was the Managing Partner of the firm’s Office of Government Services. Mr. Herron was a licensed CPA for over 30 years and is a current member of the American Institute of Certified Public Accountants and Pennsylvania Institute of Certified Public Accountants. He has served on the boards of directors of several privately held companies including as chair of an audit committee. He has been active for over 30 years on boards of civic and charitable institutions. Mr. Herron is a retired Rear Admiral from the U.S. Naval Reserve.

The Board concluded that Mr. Herron should continue to serve as a director in part due to his extensive career in public accounting, which brings to the Board significant auditing and accounting experience.

Henry Homes, III

Henry Homes, III, has served as one of our directors since September 2008. Since 1986, Mr. Homes has been the president and chief executive officer of Homesco, Inc., a general business consulting firm with emphasis on logistics and commercial relocation companies. From 1989 through March 2008, Mr. Homes was the chief executive officer of Maryland Office Relocators, a regional relocation and logistics company operating in the Mid-Atlantic region of the United States. Mr. Homes served as president of the Ruxton, Riderwood, Lake Roland Improvement Association from 2000 through 2002 and has served on multiple civic and charitable boards and committees.

The Board concluded that Mr. Homes should continue to serve as a director in part due to his extensive career in logistics, which brings to the Board significant experience in this area.

PROPOSAL TWO-RATIFICATION OF REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed Deloitte to serve as our independent registered public accounting firm for Fiscal 2011. The affirmative vote of a majority of the votes cast at the Annual Meeting on Proposal Two, either in person or by proxy, and entitled to vote is required to ratify the selection of Deloitte. Deloitte has served as the Company’s independent registered public accounting firm since 2004. One or more representatives of Deloitte are expected to be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders and to make such statements as they may desire.

In the event the stockholders fail to ratify the appointment of Deloitte, the Audit Committee may reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in our best interests and in the best interests of our stockholders.

Recommendation of the Board of Directors

The Board recommends that the stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP to serve as our registered public accounting firm for Fiscal 2011.

Audit and Non-Audit Fees

The fees for services rendered by Deloitte and its affiliates to the Company for Fiscal 2009 and Fiscal 2010 were as follows:

	Fiscal 2009	Fiscal 2010
Type of Fee	($)	($)

Audit Fees(1)	843,500	855,900
Audit-Related Fees(2)	50,100	45,500
Tax Fees(3)	122,800	382,200
All Other Fees(4)	2,000	2,200

Total Fees	1,018,400	1,285,800

(1)	Audit fees represent the aggregate fees for the stated fiscal year for professional services rendered for the audit of the Company’s annual financial statements and the audit of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act, review of financial statements included in the Company’s Quarterly Reports on Form 10-Q and services that are normally provided by the accountant in connection with certain statutory and regulatory filings or engagements.

(2)	Audit-related fees represent the aggregate fees for a limited scope audit for one retirement plan in each of Fiscal 2009 and Fiscal 2010, fees for consents in franchise offerings in Fiscal 2009 and fees for consents in Form S-8 filings in Fiscal 2010.

(3)	Tax fees represent the aggregate fees for the stated fiscal year for tax compliance, tax advice and tax planning.

(4)	All other fees include the aggregate fees for the stated fiscal year for products and services provided by the principal accountant other than the services reported above. All other fees for Fiscal 2009 and Fiscal 2010 are subscription fees for access to Deloitte’s on-line research database.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all auditing services and permitted non-audit services to be performed for the Company by its registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act. The Audit Committee approved all such services prior to the auditor’s engagement for such services during Fiscal 2009 and Fiscal 2010.

Audit Committee Report

The Audit Committee oversees the responsibilities of the Board relating to: (a) the integrity of our financial statements; (b) the qualifications and independence of our registered public accounting firm; (c) the performance of our internal audit functions and our registered public accounting firm; (d) the adequacy of our systems of internal accounting and financial controls; and (e) our compliance with ethics policies and legal and regulatory requirements.

Deloitte was the principal accountant engaged to audit the financial statements of the Company for Fiscal 2010. The Audit Committee has reviewed and discussed those audited financial statements with the Company’s management and Deloitte. The Audit Committee has also discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol.1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning Deloitte’s independence, and the Audit Committee has discussed with Deloitte the independence of Deloitte from Jos. A. Bank.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal 2010 for filing with the SEC.
Respectfully submitted, Audit Committee:
William E. Herron (Chairman)
Andrew A. Giordano
Sidney H. Ritman

PROPOSAL THREE-ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. This “Say on Pay” vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices.

As described in the Compensation Discussion and Analysis (the “CD&A”) set forth in this Proxy Statement under the caption “Executive Compensation and Related Information,” we believe that our Compensation Committee applies a consistent philosophy to compensation for our named executive officers based on the premise that the Company’s achievements are the result of the coordinated efforts of all of our employees working toward common objectives. We strive to achieve those objectives through teamwork that is focused on meeting the expectations of our customers and stockholders and believe that our compensation program allows us to successfully attract and retain talented employees, enhance stockholder value and foster innovation. We urge you to read the “Executive Compensation and Related Information” section of this proxy statement for additional details on our executive compensation, including our compensation philosophy and objectives and the Fiscal 2010 compensation of our named executive officers.

Despite a continuing challenging economic environment, the Company’s net income in Fiscal 2010 was approximately $85.8 million, an increase of 20.6% over the net income in Fiscal 2009. This result follows a 21.8% increase in net income in Fiscal 2009 and a 16.4% increase in net income in Fiscal 2008. Shareholders have been rewarded with above-average returns on their investment in the Company relative to other companies in the retail sector. For the Retailing industry group (2550) within the Global Industry Classification System (GICS), the median one year total shareholder return was 27.48%, compared to the Company’s one year total shareholder return of 43.35% and the median three year total shareholder return was 8.62%, compared to the Company’s three year total shareholder return of 28.58%.

The Company’s compensation policy includes a strict pay for performance incentive system. As more fully set forth above in this Proxy Statement under the captions “Non-Equity Incentive Compensation” and “Equity Incentive Compensation,” the named executive officers have the opportunity to earn cash and equity incentives only if the Company’s net income increases on a year-over-year basis. The Company’s net income in Fiscal 2010 exceeded the high-end of the eligibility range set by the Company’s Compensation Committee for awards to the named executive officers under the Company’s 2010 Cash Incentive Program and 2010 Equity Incentive Program and therefore the named executive officers earned the maximum bonuses for which they were eligible. We believe that the compensation paid to our named executive officers in Fiscal 2010 was appropriate due to the Company’s achievement of strong operating and financial results and our named executive officers’ contribution to our success.

In light of the foregoing considerations, we are asking our stockholders to indicate their approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement. This

Proposal is required pursuant to Section 14A of the Exchange Act. Accordingly, we ask that our stockholders vote “FOR” the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure set forth under the caption “Executive Compensation and Related Information” in this Proxy Statement, is hereby APPROVED.

While our Board intends to carefully consider the stockholder vote resulting from this proposal when making future decisions regarding our executive compensation programs, the final vote is advisory, which means that it is not binding on the Company, our Board or the Compensation Committee.

Recommendation of the Board of Directors

The Board recommends that the stockholders vote FOR the foregoing resolution approving the compensation of our named executive officers, as disclosed in this Proxy Statement.

PROPOSAL FOUR — ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION VOTE

This Proposal Four, our “Say When on Pay” proposal, gives you as a stockholder the opportunity to inform the Company as to how often you wish the Company to include a “Say on Pay” proposal, similar to Proposal Three, in our proxy statements for future annual stockholder meetings (or special stockholder meetings for which the Company must include executive compensation information in the proxy statement for that meeting). This proposal is required pursuant to Section 14A of the Securities Exchange Act, which requires that stockholders be given the opportunity, at least once every six years, to have a separate vote to re-determine the frequency of the “Say on Pay” vote. Under this Proposal Four, stockholders may vote “1 year,” “2 years,” “3 years” or may abstain from voting on the frequency of future executive compensation votes. While our Board of Directors intends to carefully consider the stockholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.

The Board has carefully considered the advantages and disadvantages of each frequency option and has determined that an advisory vote on executive compensation every year is the best approach for the Company. By presenting an annual “Say on Pay” proposal, the advisory vote will correspond to the compensation information presented in the proxy statement for the most current year. This will allow our stockholders to provide timely, direct input on the Company’s most current executive compensation philosophy, policies and practices and allow the Board to better understand which pay practices lead to the shareholders’ recommendation. The Company recognizes that the stockholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of an advisory vote on executive compensation.

To be clear, you are not being asked to ratify the determination of the Board or to approve or disapprove the recommendation of the Board. Rather, you are being asked to inform the Company, on an advisory basis, as to how often you wish the Company to include a “Say on Pay” proposal, similar to Proposal Three, in our future proxy statements. You may vote “1 year,” “2 years,” “3 years” or may abstain from voting on the frequency of future executive compensation votes.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote “1 YEAR” for the frequency of future executive compensation votes.

OTHER MATTERS

TRANSACTIONS WITH RELATED PERSONS

On September 9, 2008, the Company and Mr. Wildrick entered into a Consulting Agreement (the “Consulting Agreement”) pursuant to which the Company retained Mr. Wildrick to consult on matters of strategic planning and initiatives for a term of three years commencing February 1, 2009 at a fee of $825,000 per year. On November 30, 2010, those members of the Board who are “independent directors” in accordance with the Nasdaq Rules met in executive session and approved an amendment to the Consulting Agreement. As Mr. Wildrick is the Chairman of the Board and the amendment constitutes a related party transaction, generally the Audit Committee would have been responsible for evaluating the transaction. The Board instead met in executive session in order to increase the number of independent directors who participated in the decision. The First Amendment to Consulting Agreement extends the term of the Consulting Agreement to January 26, 2014. All other terms of the Consulting Agreement remain unchanged.

The Consulting Agreement includes an agreement by Mr. Wildrick not to compete with the Company or to solicit its customers or employees during its term. The Consulting Agreement also provides for the acceleration of payments due thereunder to Mr. Wildrick in connection with certain termination events. If Mr. Wildrick’s services are terminated by the Company without “cause” (as defined below), the Company will be obligated to pay Mr. Wildrick the balance of amounts due under the Consulting Agreement for its remaining term as and when such payments would otherwise be due. If Mr. Wildrick’s services are terminated by the Company with “cause,” the Company will be obligated to pay Mr. Wildrick the unpaid, prorated amount of the consulting fees payable through the date of termination. For purposes of the Consulting Agreement, “cause” means: (a) the conviction of Mr. Wildrick of a felony involving money or other property of the Company or any other felony or offense involving moral turpitude; or (b) the willful commission of any act of fraud or misrepresentation related to the business of the Company which would materially and negatively impact the Company. If within ninety (90) days following a change of control of the Company (defined consistently with Mr. Black’s employment agreement), Mr. Wildrick exercises his right to terminate the Consulting Agreement or the Company terminates the Consulting Agreement based on a default thereunder by Mr. Wildrick, the Company will pay Mr. Wildrick a lump sum equal to the balance of amounts due under the Consulting Agreement for its remaining term.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Messrs. Herron, Homes and Ritman. During Fiscal 2010, no interlocking relationship existed between the members of our Compensation Committee and the board of directors or compensation committee of any other company and the members of the Compensation Committee did not otherwise have any relationships requiring related-party disclosure in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of April 29, 2011 by (a) each named executive officer; (b) each director; (c) all directors and executive officers as a group; and (d) each person (or group) that beneficially owns more than 5% of our common stock. Unless otherwise indicated, each of the stockholders can be reached at our principal executive offices located at 500 Hanover Pike, Hampstead, Maryland 21074.

	Shares Beneficially
	Owned*
	Number	Percent

R. Neal Black(1)	162,573	**
James H. Ferstl(2)	5,250	**
Andrew A. Giordano(3)	53,710	**
Robert B. Hensley(4)	51,605	**
William E. Herron(5)	19,690	**
Henry Homes, III(6)	10,650	**
Gary M. Merry	15,000	**
Sidney H. Ritman(7)	18,041	**
James W. Thorne(8)	21,091	**
David E. Ullman(9)	163,590	**
Robert N. Wildrick(10)	49,452	**
FMR LLC(11)	4,081,973	14.78%
Royce & Associates, LLC(12)	3,024,529	10.95%
BlackRock, Inc.(13)	2,138,531	7.74%
Goldman Sachs(14)	2,019,473	7.31%
All directors and executive officers as a group (11 persons)(15)	570,652	2.04%

*	If indicated by footnote, the number of shares beneficially owned includes shares of our common stock issuable upon the exercise of all options exercisable, and the number of restricted stock units which will vest, within 60 days of April 29, 2011. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and/or investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. Percentage ownership is calculated based on 27,626,304 shares of our common stock outstanding as of April 29, 2011, plus the number of options exercisable by, and the number of restricted stock units which will vest in, the applicable individual(s) within 60 days of April 29, 2011. To our knowledge and based on reviews of Forms 4 and Schedules 13D and Schedules 13G filed with the SEC, except as disclosed in this table, no other stockholder beneficially owned more than 5% of our outstanding shares of common stock as of April 29, 2011.

**	Represents less than 1%.

(1)	Mr. Black’s shares include currently exercisable options to purchase 78,261 shares of common stock and 19,512 shares deliverable by the Company within 60 days of April 29, 2011 as a result of the vesting of Performance RSUs granted to Mr. Black under the 2010 Equity Compensation Plan.

(2)	Mr. Ferstl’s shares include 3,750 restricted stock units which will vest within 60 days of April 29, 2011. Receipt of the shares of common stock underlying the restricted stock units has been deferred until Mr. Ferstl’s separation from service as a member of the Board.

(3)	Mr. Giordano’s shares include 3,750 restricted stock units which will vest within 60 days of April 29, 2011. Receipt of the shares of common stock underlying the restricted stock units has been deferred until Mr. Giordano’s separation from service as a member of the Board.

(4)	Mr. Hensley’s shares include currently exercisable options to purchase 27,349 shares of common stock.

(5)	Mr. Herron’s shares include currently exercisable options to purchase 7,000 shares of common stock and 3,750 restricted stock units which will vest within 60 days of April 29, 2011. Receipt of the shares of common stock underlying the restricted stock units has been deferred until Mr. Herron’s separation from service as a member of the Board.

(6)	Mr. Homes’ shares include (a) 2,100 shares held in trusts for the benefit of his children and of which his wife is a trustee; (b) 600 shares owned by his wife directly; (c) 3,000 shares held by a family partnership of which Mr. Homes is a beneficiary and over which Mr. Homes has shared voting and investment power; and (d) an indirect beneficial interest in 1,050 shares of common stock held in a trust of which Mr. Homes is a trustee and beneficiary. Mr. Homes’ shares also include 3,750 restricted stock units which will vest within 60 days of April 29, 2011. Receipt of the shares of common stock underlying the restricted stock units has been deferred until Mr. Homes’ separation from service as a member of the Board.

(7)	Mr. Ritman’s shares include 3,750 restricted stock units which will vest within 60 days of April 29, 2011 and 2,242 currently vested stock units in the 2010 Deferred Compensation Plan. Receipt of the shares of common stock underlying the restricted stock units and the vested stock units has been deferred until Mr. Ritman’s separation from service as a member of the Board.

(8)	Mr. Thorne’s shares include currently exercisable options to purchase 17,577 shares of common stock.

(9)	Mr. Ullman’s shares include currently exercisable options to purchase 158,201 shares of common stock.

(10)	Mr. Wildrick’s shares include 3,750 restricted stock units which will vest within 60 days of April 29, 2011. Receipt of the shares of common stock underlying the restricted stock units has been deferred until Mr. Wildrick’s separation from service as a member of the Board.

(11)	The information in the table above and in this footnote is based on a Schedule 13G (Amendment No. 5) filed by FMR LLC (“FMR”) with the SEC on February 14, 2011. As described in that amended Schedule 13G, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, common stock. The interest of one person, Fidelity Low-Priced Stock Fund, an investment company registered under the Investment Company Act of 1940, in the common stock amounted to 2,737,500 shares or 9.911% of the total outstanding common stock. The address of FMR is 82 Devonshire Street, Boston, Massachusetts 02109.

(12)	The information in the table above and in this footnote is based on a Schedule 13G filed by Royce & Associates, LLC with the SEC on January 6, 2011. The address of Royce & Associates, LLC is 745 Fifth Avenue, New York, New York 10151.

(13)	The information in the table above and in this footnote is based on a Schedule 13G (Amendment No. 1) filed by BlackRock, Inc. with the SEC on February 4, 2011. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(14)	The information in the table above and in this footnote is based on a Schedule 13G filed by Goldman Sachs Assets Management, L.P. and GS Investment Strategies, LLC (collectively, “Goldman Sachs Assets Management”) with the SEC on February 11, 2011. Clients of the Reporting Person(s) have or may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, securities held in their accounts. No such clients are known to have such right or power with respect to more than 5% of the common stock. The address of Goldman Sachs Assets Management is 200 West Street, New York, NY 10282.

(15)	Consists of: R. Neal Black, James H. Ferstl, Andrew A. Giordano, Robert B. Hensley, William E. Herron, Henry Homes, III, Gary M. Merry, Sidney H. Ritman, James W. Thorne, David E. Ullman and Robert N. Wildrick.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, and any other person subject to Section 16 to file reports of beneficial ownership of common stock (Forms 3, 4 and 5) with the SEC. Officers, directors, and greater-than-ten percent stockholders are required to furnish the Company with copies of all such forms that they file.

To the Company’s knowledge, based solely on the Company’s review of the copies of Section 16 reports, and amendments thereto, received by it during or with respect to Fiscal 2010, all filings applicable to its officers, directors and greater-than-ten percent stockholders required by Section 16(a) were timely except that

(a) on December 10, 2010, Mr. Ritman filed a Form 4 to report the receipt of approximately 934 phantom stock units held for Mr. Ritman in the 2010 Deferred Compensation Plan, which units were awarded to Mr. Ritman in lieu of Board fees which Mr. Ritman otherwise would have earned in cash; (b) on April 15, 2011, Mr. Ritman filed a Form 4 to report the receipt of approximately 170 phantom stock units held for Mr. Ritman in the 2010 Deferred Compensation Plan, which units were awarded to Mr. Ritman in lieu of Board fees which Mr. Ritman otherwise would have earned in cash; and (c) on April 8, 2010, Mr. Homes filed a Form 3/A to report the indirect beneficial ownership of 5,400 shares of Company stock held by or for the benefit of various members of his immediate family. The beneficial ownership of these shares was inadvertently omitted from Mr. Homes’ original Form 3.

EQUITY COMPENSATION PLAN INFORMATION

The table which follows contains information, as of the end of Fiscal 2010, on the Company’s equity compensation plans.

Number of Securities
	Number of		Remaining Available for
	Securities to be		Future Issuance Under
	Issued Upon Exercise	Weighted-Average	Equity Compensation
	of Outstanding	Exercise Price of	Plans (Excluding
	Options, Warrants	Outstanding Options,	Securities Reflected in
	and Rights	Warrants and Rights	Column (a))
	(#)	($)	(#)
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by our stockholders(1)	390,419	5.73	—
Equity compensation plans not approved by our stockholders	—	—	—

Total	390,419	5.73	—

(1)	Restricted Stock Units that may be settled in shares of our common stock are included in column (a) of the table, but are not included in column (b) for purposes of determining the weighted average exercise price of stock options. The weighted average exercise price in column (b) of the table reflects all such stock options.

OTHER BUSINESS

Except as described in the accompanying Notice of Meeting, the Board knows of no business that will come before the Annual Meeting for action. If any business other than as described in the accompanying Notice of Meeting were to come before the Annual Meeting for action, the persons designated as proxies will have discretionary authority to act in their best judgment.

The Board encourages you to have your shares voted at the Annual Meeting by signing and returning the enclosed form of proxy or voting instruction card. The fact that you will have returned your proxy or voting instruction card in advance will in no way affect your right to vote in person should you attend the Annual Meeting. However, by signing and returning the proxy or voting instruction card you have assured your representation at the Annual Meeting. Thank you for your cooperation.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings made under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings made by the Company under those statutes, the Compensation Committee Report, the Audit Committee Report and disclosures regarding the Audit Committee charter are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any future filings made by the Company under those statutes.

THE BOARD HOPES THAT YOU WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD IN THE ACCOMPANYING ENVELOPE. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING. YOUR COOPERATION IS APPRECIATED.

JOS. A. BANK CLOTHIERS, INC. 500 HANOVER PIKE HAMPSTEAD, MD 21074-2095 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote nominee(s) on the line below. FOR the following: 0 0 0 1. Election of Directors Nominees 01 R. Neal Black 02 Robert N. Wildrick The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. Ratification of the appointment of Deloitte & Touche LLP as the Company’s registered public accounting firm for the fiscal 0 0 0 year ending January 28, 2012. 3. An advisory vote on executive compensation. 0 0 0 The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 4. An advisory vote on the frequency of future executive compensation votes. 0 0 0 0 NOTE: Election of R. Neal Black and Robert N. Wildrick as Directors for terms expiring at the Company’s 2014 Annual Meeting of Stockholders, or at such later time as their respective successors have been duly elected and qualified. R1.0.0.11699 1 Please sign exactly as your name(s) appear(s) hereon. When signing as 0000108680 attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, and Annual Report on Form 10-K is/are available at www.proxyvote.com . JOS. A. BANK CLOTHIERS, INC. Annual Meeting of Stockholders June 17, 2011 10:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints R. Neal Black and Charles D. Frazer, and each of them, as Proxy or Proxies of the undersigned, each with full power of substitution and resubstitution, to attend and represent the undersigned at the annual meeting of stockholders of Jos. A. Bank Clothiers, Inc. to be held at the Company’s headquarters, 500 Hanover Pike, Hampstead, Maryland 21074, on June 17, 2011 at 10:00 a.m. Eastern Time, or at any adjournments or postponements thereof, and vote thereat the number of shares of stock of the Company which the undersigned would be entitled to vote if personally present, in accordance with the instructions set forth on this proxy card, and in their discretion (or the discretion of either of them) on all other matters properly coming before the meeting or any adjournments or postponements thereof. When properly executed, this Proxy will be voted as directed. If no direction is made, this Proxy will be voted “FOR” Mr. Black and Mr. Wildrick; “FOR” the ratification of the appointment of Deloitte & Touche LLP; “FOR” the approval of the advisory vote on executive compensation; and “1 YEAR” on the advisory vote on the frequency of future executive compensation votes. R1.0.0.11699 2 0000108680 Continued and to be signed on reverse side